Exhibit 1.2

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
This announcement is not an offer to sell or the solicitation of an offer to buy any securities.

(Stock code: 0728)

China Telecom Corporation Limited

(A joint stock limited company incorporated in the People's Republic of China with limited liability)

MAJOR AND CONNECTED TRANSACTIONS

SUMMARY

The Acquisition

The Board announced that the Company had entered into the Acquisition Agreement on April 13, 2004, pursuant to which the Company agreed to acquire and China Telecommunications Corporation, the Company's controlling shareholder and promoter, agreed to sell the entire equity interests in each of the Target Companies, subject to certain conditions.

Each of the Target Companies is a leading provider of wireline telecommunications services including wireline telephone, Internet and managed data and leased line services in the relevant Target Service Areas. The Target Service Areas are Hubei province, Hunan province, Hainan province, Guizhou province, Yunnan province, Shaanxi province, Gansu province, Qinghai province, Ningxia Hui autonomous region and Xinjiang Uygur autonomous region in the PRC. As of December 31, 2003, the Target Group had a total of approximately 42.9 million access lines in service for its local telephone service. The Target Group had a 95.5% market share in the Target Service Areas in terms of the number of access lines in service as of December 31, 2003.

Consideration for the Acquisition

The Acquisition was negotiated and entered into on an arm's length basis and on normal commercial terms. The total purchase price for the Acquisition payable by the Company for the entire equity interests in each of the Target Companies is RMB27,800 million (equivalent to approximately US$3,359 million), and consists of the payment of an initial cash consideration of RMB8,340 million (equivalent to approximately US$1,008 million) on the completion date of the Acquisition and the payment of a deferred consideration of RMB19,460 million (equivalent to approximately US$2,351 million). The Company intends to use all the net proceeds raised from the sale of the Primary Shares in the New Issue to finance the Acquisition. After full settlement of the initial cash consideration, any remaining proceeds raised will be used to prepay the deferred consideration. The net indebtedness of the Target Group as of December 31, 2003 amounted to approximately RMB40,044 million (equivalent to approximately US$4,838 million). The Board is of the view that the Acquisition, including in particular the purchase price, the method of financing and the terms of the deferred consideration, is fair and reasonable, and that the Acquisition is in the best interest of the Company and its Shareholders.

Connected and Major Transactions

As of the Latest Practicable Date, China Telecommunications Corporation owned and was entitled to exercise control of 77.78% of the voting rights in respect of the issued share capital of the Company. The Acquisition itself, or aggregated with the acquisition of telecommunications businesses and assets completed on December 31, 2003, exceeds 25% but below 100% of the relevant applicable percentage ratios under Rule 14.07 of the Hong Kong Listing Rules. Accordingly, under the Hong Kong Listing Rules, the Acquisition constitutes both a connected transaction and a major transaction for the Company.

Reasons for and benefits of the Acquisition

The Board believes that the Acquisition represents a new and important opportunity for the Company to strengthen its market position, enhance its competitiveness, promote business development and improve financial performance, so as to benefit further from the sustained growth of the telecommunications industry in the PRC.

Independent Shareholders' Approval and Independent Financial Adviser

An Independent Board Committee has been established to advise the Independent Shareholders in respect of the terms of the Acquisition and the terms of certain Prospective Connected Transactions. JPMorgan has been retained as the Independent Financial Adviser to the Independent Board Committee and the Independent Shareholders.

The Acquisition and certain Prospective Connected Transactions, namely the interconnection agreement, the engineering agreements, the community services agreements and the ancillary telecommunications services agreements require the approval of the Independent Shareholders at the Extraordinary General Meeting at which China Telecommunications Corporation and its Associates will abstain from voting. Any vote of the Independent Shareholders at the EGM shall be taken by poll.

Financial Advisers

CICC, Morgan Stanley and UBS are the financial advisers to the Company in respect of the Acquisition and the Prospective Connected Transactions.

Prospective Connected Transactions

A number of transactions were entered into between (a) the Combined Group on the one hand; and (b) China Telecommunications Corporation and/or its subsidiaries/Associates (other than the Combined Group) on the other. The transactions with respect to the Target Group will constitute continuing connected transactions for the Company under the Hong Kong Listing Rules upon completion of the Acquisition. Further details of such transactions are set out in section 6 of this announcement.

Dispatch of shareholders' circular and closure of the register of members

A circular containing, amongst other things, details of the terms of the Acquisition, the Prospective Connected Transactions, letters from the Independent Board Committee and from JPMorgan, further financial and other information of the Target Companies and a notice to shareholders of the Company convening an Extraordinary General Meeting to approve, amongst other things, the terms of the Acquisition, the terms of certain Prospective Connected Transactions and the amendments to the articles of association of the Company will be dispatched to the shareholders of the Company as soon as practicable.

The register of members of the Company will be closed from May 8, 2004 to June 9, 2004 (both days inclusive).

1.	ACQUISITION OF THE TARGET COMPANIES

(a)	The Acquisition

The Company entered into the Acquisition Agreement on April 13, 2004, pursuant to which the Company agreed to acquire and China Telecommunications Corporation, the Company's controlling shareholder and promoter, agreed to sell the entire equity interests in each of the Target Companies, subject to certain conditions.

The Company has agreed, subject to certain conditions, to acquire from the Parent the entire equity interests in each of the Target Companies for a purchase price of RMB27,800 million (equivalent to approximately US$3,359 million). The net indebtedness of the Target Group as of December 31, 2003 amounted to approximately RMB40,044 million (equivalent to approximately US$4,838 million). Upon completion of the Acquisition, each of the Target Companies will become a wholly-owned subsidiary of the Company.

The Target Companies

Each of the Target Companies is a leading provider of wireline telecommunications services including wireline telephone, Internet and managed data and leased line services in the Target Service Areas, comprising Hubei province, Hunan province, Hainan province, Guizhou province, Yunnan province, Shaanxi province, Gansu province, Qinghai province, Ningxia Hui autonomous region and Xinjiang Uygur autonomous region in the PRC. As of December 31, 2003, the Target Group had a total of approximately 42.9 million access lines in service for its local telephone service. The Target Group had a 95.5% market share in the Target Service Areas in terms of the number of access lines in service as of December 31, 2003.

The Reorganization

In preparation for the Acquisition, Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Gansu Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom were all incorporated in March 2004, each as a wholly-owned subsidiary of China Telecommunications Corporation. China Telecommunications Corporation's telecommunications operations in the Target Service Areas, together with related assets and liabilities were transferred to these Target Companies, subject to the completion of the change of business registration pursuant to the Reorganization. The assets, liabilities and operations of the Target Group have been segregated and separately managed since December 31, 2003. As part of the Reorganization, the Parent has undertaken to indemnify the Target Companies for any loss or damages suffered by the Target Companies as a result of, or related to, the Reorganization and/or in connection with events preceding the Reorganization.

Set out below are the corporate structures of the Company and its principal subsidiaries prior to and immediately following the Acquisition.

Corporate structure immediately before the Acquisition(1)

Notes:

(1)	On December 31, 2003, the Company completed its restructuring of China Telecom Group Yellow Pages Information Company Ltd. which is not shown in the above diagram. Such restructuring involved the acquisition of a yellow pages directory company from the Parent on normal commercial terms and on an arm's length basis, which constituted a connected transaction under the Hong Kong Listing Rules which were in force immediately prior to March 31, 2004. The aggregate consideration of such transaction was below the de minimis provision under Rule 14.25(5) of the then Hong Kong Listing Rules, and therefore the transaction was exempt from the reporting, announcement and independent shareholders' approval requirements.

(2)	As part of the reform plan of rural telecommunications services launched by the PRC government, China Telecommunications Corporation has agreed to transfer 977,004,913 shares of the Company (representing 1.29% of the Company's outstanding shares as at the Latest Practicable Date) to Fujian Electronic Information (Group) Co., Ltd. upon satisfaction of a number of conditions precedent. Such transfer will not be made prior to September 10, 2005.

(3)	The percentages may not add up to 100% due to rounding discrepancies.

Corporate structure immediately following completion of the Acquisition

Notes:

(1)	Assuming 8,317,560,515 new H shares will be issued and allotted pursuant to the New Issue.

(2)	Denotes the Target Companies to be acquired pursuant to the Acquisition.

(b)	The Consideration

The Acquisition was negotiated and entered into on an arm's length basis and on normal commercial terms. The purchase price of the Acquisition is RMB27,800 million (equivalent to approximately US$3,359 million), and will consist of payment of an initial cash consideration and a deferred consideration. The Company intends to use all the net proceeds raised from the sale of the Primary Shares in the New Issue to finance the Acquisition.

The purchase price of the Acquisition was determined based on various factors, including the quality of the assets being acquired, their growth prospects, earnings potential, competitive advantages in their respective markets, the prospective profit contributions by the Target Group to the Combined Group and other relevant valuation benchmarks. The purchase price for the Acquisition represents a multiple of approximately 5.8 times the Target Group's forecast combined 2004 profit after taxation and minority interests but before extraordinary items (the “net profit”) which is unlikely to be less than RMB4,761 million (equivalent to approximately US$575 million) and includes an estimated upfront connection fee of approximately RMB1,641 million. Such forecast has been based on the following principal assumptions:

(1)	there will be no material changes in existing political, legal, regulatory, fiscal or economic conditions in the PRC, Hong Kong, or any other territory in which the Target Group currently operates or which are otherwise material to the Target Group's revenues;

(2)	there will be no material changes in legislation or regulations governing the telecommunications industry in the PRC, Hong Kong or any other country or territory in which the Target Group operates or which the Target Group has arrangements or agreements with, which would materially affect the business or operations of the Target Group;

(3)	inflation, interest rates or foreign currency exchange rates will not differ materially from those prevailing as of the date of the shareholders’ circular;

(4)	there will be no material changes in the bases or rates of taxation appropriate to the Target Group, except as otherwise disclosed in the date of the shareholders’ circular; and

(5)	based on information currently available, there will be no tariff reduction that will have a material adverse effect on the Target Group's business.

The initial cash consideration of RMB8,340 million (equivalent to approximately US$1,008 million) will be satisfied on the completion date of the Acquisition by the payment in RMB, or any other currencies which will be agreed between China Telecommunications Corporation and the Company, subject to the approvals of the relevant PRC governmental and regulatory authorities. Any payment made in currencies other than RMB will be based on the exchange rates between RMB and such currencies as published by the People's Bank of China and prevailing at 12:00 noon (Beijing time) on April 8, 2004, being the Business Day immediately preceding the day of the execution of the Acquisition Agreement.

The deferred consideration of RMB19,460 million (equivalent to approximately US$2,351 million) is payable on the date which is the tenth anniversary of the completion of the Acquisition. The Company may, from time to time, prepay all or part of the deferred consideration, at any time after completion of the Acquisition until the tenth anniversary of the completion of the Acquisition, without penalty. From the date of completion of the Acquisition, the Company will pay interest to the Parent at half-yearly intervals on the actual amount of deferred consideration remaining outstanding. Interest will accrue daily and, for the first five years after the completion of the Acquisition, will be payable at the rate of 5.184% per year, being 10% discount to the RMB lending rate of 5.76% per year of commercial banks in the PRC in respect of loans with tenure of more than five years as published by the People's Bank of China and prevailing at 12:00 noon (Beijing time) on April 8, 2004, being the Business Day immediately preceding the day of the execution of the Acquisition Agreement. Thereafter, the interest rate will be adjusted on the fifth anniversary of the completion of the Acquisition to the then RMB lending rate of a commercial bank loan of similar amount and tenure with the same discount.

The payment of the deferred consideration and the interest payments can be made in RMB, or any other currencies which may in the future be agreed between China Telecommunications Corporation and the Company, subject to the approvals of the relevant PRC governmental and regulatory authorities. Any payment made in currencies other than RMB will be based on the exchange rates between RMB and such currencies prevailing at 12:00 noon (Beijing time) on April 8, 2004, being the Business Day immediately preceding the day of the execution of the Acquisition Agreement.

For illustrative purpose only, assuming a maximum of 7,561,418,650 Primary Shares will be issued pursuant to the New Issue and using the closing price of HK$2.825 per H Share on the Latest Practicable Date as the issue price of each of the new H Shares, and after deducting estimated issuing costs, the offer of the Primary Shares will raise net proceeds of approximately RMB22.2 billion (equivalent to approximately US$2.7 billion). RMB8,340 million (equivalent to approximately US$1,008 million) out of the total net proceeds raised will be used to settle the initial cash consideration and the remaining approximately RMB13.9 billion (equivalent to approximately US$1.7 billion) will be used to prepay the deferred consideration. As a result, approximately RMB5.6 billion (equivalent to approximately US$0.7 billion) will remain outstanding as the deferred consideration. The Company intends to finance such deferred consideration and interest accrued by using its internal and external sources of funding.

(c)	Conditions to Completion of the Acquisition

Completion of the Acquisition is conditional upon the fulfilment (to the reasonable satisfaction of the Board) of the following conditions, among others, on December 31, 2004 or such other date as the Company and China Telecommunications Corporation may agree:

(i)	the passing of ordinary resolutions by Independent Shareholders approving the terms of the Acquisition and the terms of certain Prospective Connected Transactions;

(ii)	the obtaining of all necessary approvals from the relevant governmental and regulatory authorities, including the completion of the business registration by each of the Target Companies pursuant to the Reorganization;

(iii)	the passing of special resolutions pursuant to notices of extraordinary general meeting and class meetings dated March 17, 2004, to approve the New Issue by (i) holders of H Shares at a class meeting, (ii) holders of domestic shares (other than the Parent and its Associates who will abstain from voting) at another class meeting, and (iii) the Shareholders (other than the Parent and its Associates who will abstain from voting) at an extraordinary general meeting; and

(iv)	there having been no material adverse change to the financial conditions, business operations or prospects of the Target Companies.

If any of the above-mentioned conditions is or are not satisfied (or in the case of (iv) above, not waived by the Company) by December 31, 2004, or such other date as the Company and China Telecommunications Corporation may agree, the Acquisition Agreement will lapse.

2.	REASONS FOR AND BENEFITS OF THE ACQUISITION

The Acquisition represents a new and important opportunity for the Company to strengthen its market position, enhance its competitiveness, promote business development and improve financial performance, so as to benefit further from the sustained growth of the telecommunications industry in the PRC.

(a)	Enhancement of market position and competitiveness

The Acquisition will expand the geographic coverage of the Company's telecommunications operations. This expansion will further enhance the market position and competitiveness of the Company by improving its ability to provide long distance, managed data and other telecommunications services that require extensive geographic coverage. The Acquisition is also expected to increase the Company's subscriber base, revenue and net profit. The Company believes that the enhanced financial position resulting from such growth in subscriber base, revenue and net profit will enable it to better address the competitive pressure and capture growth opportunities.

The table below sets out selected operating and financial data of the Target Group, the Listed Group and the Combined Group on a pro forma basis as of or for the year ended December 31, 2003(1):

	Listed Group	Target Group	Pro Forma Combined Group

Access lines in service(2) (in thousands)	118,091	42,897	160,988
Broadband subscribers(2) (in thousands)	5,630	1,601	7,231
Operating revenues (in RMB millions)	118,451	33,102	151,308	(3)
Operating profit (in RMB millions)	32,448	404	36,358	(3)

Notes:

(1)	As a result of both the Target Group and the Company being under common control prior to the Acquisition, the acquisition of the Target Group will be considered as a “combination of entities under common control”. Under a combination of entities under common control, the assets and liabilities of the Target Group to be acquired by the Company will be accounted for at historical amounts in a manner similar to a pooling-of-interests (“as-if-pooling-of-interests accounting”). In as-if-pooling-of-interests accounting, the consolidated financial statements of the Company for periods prior to the combination will be restated to include the assets and liabilities and results of operations of the Target Group for those periods on a combined basis. The purchase price in respect of the acquisition of the Target Group will be treated as an equity transaction at the completion date of the Acquisition.

(2)	As of December 31, 2003.

(3)	For further details of the Combined Group's pro forma financial information, please refer to Appendix V to the shareholders' circular to be issued by the Company (“Financial Information of the Combined Group”).

(b)	Improvement of growth prospects

The Board believes that the Acquisition will improve the growth potential for its telecommunications business. The total population in the Company's Listed Service Areas was 528.2 million at the end of 2003 (representing approximately 40.9% of the total population in China at the end of 2003), while the total population in the service areas of the Combined Group, on a pro forma basis, would be 838.8 million at the end of 2003 (representing approximately 64.9% of the total population in China at the end of 2003). In addition, the Target Service Areas, with sustained GDP growth and telephone penetration rate of 14.5%, which is lower than the average telephone penetration rate in China, present significant growth potential for telecommunications services.

	Listed Group	Target Group	Pro Forma Combined Group

Total population(1)(2) (in millions)	528.2	310.6	838.8
Penetration rate(3)	22.8%	14.5%	19.7%
Access lines in service growth(4)	22.0%	18.3%	21.0%
Broadband subscriber growth(4)	200.4%	198.2%	199.9%

Notes:

(1)	As of end of 2003.

(2)	Source: Data in respect of the total population in the Company's Listed Service Areas and the Target Service Areas is estimated by the Company assuming that the growth rate of the population in the Company's Listed Service Areas and the Target Service Areas in 2003 was the same as that in 2002.

(3)	Determined by dividing the number of wireline access lines in service by the total population in the respective service areas.

(4)	For the year 2003.

(c)	Realization of operating synergy and improvement in operating efficiency

The Board believes that the Acquisition represents an important opportunity to create shareholders' value through transferring the Company's management practices to the Target Group. Significant improvement in operating efficiency and cost savings were achieved at Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom, which were acquired by the Company in 2003 and which implemented the management practices of the Company. The Company intends to implement within the Target Group the business process re-engineering initiatives it has successfully implemented in the Listed Group. Cost savings can also be achieved through centralized investment planning, procurement and financial management. Establishment of a more effective corporate governance system is another focus of the post-Acquisition management reform efforts. In addition, the Acquisition is expected to result in cost savings through reduction of interconnection settlement between the Combined Group and the Parent Group.

FINANCIAL INFORMATION

The following is a summary of the combined results of the Target Group for each of the years ended December 31, 2001, 2002 and 2003, as extracted from the audited combined financial statements of the Target Group prepared in accordance with IFRS included in the shareholders' circular to be issued by the Company.

	Year ended December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Operating revenues	29,584	31,342	33,102

Operating expenses
Depreciation and amortization	(11,602)	(12,805)	(13,676)
Network operations and support	(14,469)	(13,987)	(12,235)
Selling, general and administrative	(4,928)	(5,124)	(6,507)
Other operating expenses	(487)	(315)	(280)

Total operating expenses	(31,486)	(32,231)	(32,698)

Operating (loss)/profit	(1,902)	(889)	404
Deficit on revaluation of property, plant and equipment	—	—	(14,832)
Net finance costs	(1,352)	(1,927)	(1,792)
Investment loss	(40)	(13)	(49)
Share of profit from associates	—	1	1

Loss before taxation	(3,294)	(2,828)	(16,268)
Taxation	1,660	1,274	5,464

Net loss	(1,634)	(1,554)	(10,804)

The following is a summary of the combined balance sheets of the Target Group as at December 31, 2001, 2002 and 2003, as extracted from the audited combined financial statements of the Target Group prepared in accordance with IFRS included in the shareholders' circular to be issued by the Company.

	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

ASSETS

Non-current assets
Property, plant and equipment, net	90,993	90,480	74,685
Construction in progress	9,416	9,223	8,827
Lease prepayments	1,427	1,498	1,251
Interests in associates	16	17	—
Investments	2,330	2,767	1
Deferred tax assets	2,914	3,068	2,209
Other assets	3,506	3,759	3,775

Total non-current assets	110,602	110,812	90,748

Current assets
Inventories	1,071	813	923
Accounts receivable, net	2,538	2,547	2,764
Prepayments and other current assets	2,389	1,701	1,255
Time deposits with maturity over three months	169	159	45
Cash and cash equivalents	7,577	4,058	2,602

Total current assets	13,744	9,278	7,589

Total assets	124,346	120,090	98,337

LIABILITIES AND OWNER'S EQUITY

Current liabilities
Short-term debt	10,983	12,860	16,146
Current portion of long-term debt	8,054	8,179	7,523
Accounts payable	14,685	13,131	15,500
Accrued expenses and other payables	10,610	10,195	10,015
Current portion of finance lease obligations	181	142	31
Current portion of deferred revenue	3,338	3,423	3,254

Total current liabilities	47,851	47,930	52,469

Net current liabilities	(34,107)	(38,652)	(44,880)

Total assets less current liabilities	76,495	72,160	45,868

Non-current liabilities
Long-term debt	24,162	21,369	18,967
Finance lease obligations	147	7	24
Deferred revenue	10,843	9,159	7,355
Deferred tax liabilities	7,027	7,448	—

Total non-current liabilities	42,179	37,983	26,346

Total liabilities	90,030	85,913	78,815

Owner's equity	34,316	34,177	19,522

Total liabilities and owner's equity	124,346	120,090	98,337

Further detailed information in respect of the Target Group's historical results of operations and financial position is set out in the shareholders' circular to be issued by the Company.

3.	PROSPECTIVE FINANCIAL INFORMATION

The Target Group has prepared certain prospective financial information for the year ending December 31, 2004 in compliance with Rule 14A.56(8) and Rule 14.62 of the Hong Kong Listing Rules. Neither the Target Group nor the Company intends to update this information during the year or to update such information in future years, although the Directors are aware of the requirements of Rule 13.09 notes 9 and 10 of the Hong Kong Listing Rules. This information is necessarily based upon a number of assumptions that, while presented with numerical specificity and considered reasonable by the Target Group, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company or the Target Group, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that these results will be realized. The prospective financial information presented below may vary from actual results, and these variations may be material.

The Company and the Target Group believe that, on the bases and the assumptions discussed in the shareholders' circular to be issued by the Company and in the absence of unforeseen circumstances, the Target Group's forecast combined profit after taxation and minority interests but before extraordinary items for the year ending December 31, 2004 under IFRS is unlikely to be less than RMB4,761 million (equivalent to approximately US$575 million) which includes an estimated upfront connection fee of approximately RMB1,641 million. Such forecast has been based on the following principal assumptions:

(1)	there will be no material changes in existing political, legal, regulatory, fiscal or economic conditions in the PRC, Hong Kong, or any other territory in which the Target Group currently operates or which are otherwise material to the Target Group's revenues;

(2)	there will be no material changes in legislation or regulations governing the telecommunications industry in the PRC, Hong Kong or any other country or territory in which the Target Group operates or which the Target Group has arrangements or agreements with, which would materially affect the business or operations of the Target Group;

(3)	inflation, interest rates or foreign currency exchange rates will not differ materially from those prevailing as of the date of the shareholders' circular to be issued by the Company;

(4)	there will be no material changes in the bases or rates of taxation appropriate to the Target Group, except as otherwise disclosed in the shareholders' circular to be issued by the Company; and

(5)	based on information currently available, there will be no tariff reduction that will have a material adverse effect on the Target Group's business.

The texts of the letters from the reporting accountants and the Financial Advisers in respect of the profit forecast are set out in the shareholders' circular to be issued by the Company.

4.	INFORMATION OF THE TARGET COMPANIES

INDUSTRY BACKGROUND

The telecommunications industry in China has experienced rapid growth in recent years. According to the MII, the total number of wireline access lines in service increased from 180.4 million as of the end of 2001 to 263.3 million as of the end of 2003, representing a compound annual growth rate of 20.8%. Wireline telephone penetration rate increased from 14.1% to 20.4% during the same period. As a result of the increasing demand for information services and technology development, the market for data communications and Internet services in China also experienced rapid growth during that period. The number of Internet users in China increased from 33.7 million as of the end of 2001 to 53.7 million as of the end of 2003, representing a compound annual growth rate of 26.4%.

The following table sets forth certain information relating to the telecommunications and information industry in China as of the dates indicated.

	As of December 31,			Compound Annual Growth Rate

	2001	2002	2003	(2001–2003)

China's population (in millions)	1,276	1,285	1,292	0.6%
China's GDP per capita(1) (RMB)	7,543	8,184	9,030	9.4%
Wireline telephone
Access lines in service (in millions)	180.4	214.4	263.3	20.8%
Penetration rate(2)	14.1%	16.7%	20.4%	—
Internet
Users (in millions)(3)	33.7	49.7	53.7	26.4%
Penetration rate(2)	2.6%	3.9%	4.2%	—

(1)	Determined by dividing the GDP by the population.

(2)	Determined by dividing the number of access lines in service or users by the total population of China.

(3)	Includes dial-up and dedicated line subscribers only; includes inactive users.

Sources: Data in respect of China's population and GDP (which is calculated at current prices) are derived from information published by the National Bureau of Statistics of China; data in respect of wireline access lines in service are derived from information published by the MII; data in respect of internet users of 2001 are derived from information published by China Internet Network Information Centre, or CNNIC, and those of 2002 and 2003 are derived from information published by the MII; data in respect of all three years include dial-up and dedicated line subscribers only.

The Company currently faces competition from other telecommunications service providers, such as China Netcom Group, China Mobile, China Unicom and China Railcom in its wireline telephone, data, Internet, and leased line services. All of the principal competitors are, directly or indirectly, wholly or majority owned by the Chinese government. The Chinese government encourages orderly and fair competition in the telecommunications industry in China. Currently, providers of basic telecommunications services must obtain a license from the MII. Only a limited number of providers have obtained licenses to provide basic telecommunications services in China.

MARKET ENVIRONMENT OF THE TARGET GROUP

The Target Service Areas include Hubei province, Hunan province, Hainan province, Guizhou province, Yunnan province, Shaanxi province, Gansu province, Qinghai province, Ningxia Hui autonomous region and Xinjiang Uygur autonomous region, which accounted for 17.9% of the total GDP of China in 2003, with a compound annual growth rate of GDP of 9.8% from 2001 to 2003. The wireline penetration rate in the Target Service Areas reached 14.5% as of December 31, 2003. The penetration rate in the Target Service Areas is relatively low compared to that in the national average. The Company believes this presents strong growth potential for the Target Group.

The map below indicates the Target Service Areas and the Listed Service Areas. The accompanying table sets out selected demographic and market information related to the Target Service Areas and the whole country as of or for the year ended December 31, 2003, unless otherwise indicated.

	Target Service Areas	China

Population (in millions)	310.6	1,292.3
GDP per capita (RMB)(1)	6,737	9,030
2001–2003 compound annual growth rate of GDP(1)	9.8%	9.4%
Number of access lines in service (in millions)	44.9	263.3
Wireline telephone penetration rate(2)	14.5%	20.4%
Number of Internet users (in thousands)	8,263 (3)	53,657 (4)
Internet penetration rate(5)	2.7%	4.2%

(1)	GDP is calculated at current prices. GDP per capita is determined by dividing the GDP by the population.

(2)	Calculated by dividing the number of wireline access lines in service in the relevant areas by the population of the relevant areas.

(3)	Excludes inactive users, who have registered accounts with service providers but have not used Internet access services.

(4)	Includes dial-up and dedicated line subscribers only; includes inactive users.

(5)	Calculated by dividing the number of Internet users in the relevant areas by the population of the relevant areas.

Sources: Data in respect of the population, 2003 GDP and 2001 to 2003 compound annual growth rate of GDP are derived from information published by the National Bureau of Statistics of China; data in respect of the number of access lines in service in China and Internet users in China are derived from information published by the MII; data in respect of the number of access lines in service and Internet users in the Target Service Areas are based on information provided by the relevant Provincial Communications Administrations in the Target Service Areas.

OVERVIEW OF THE BUSINESS OF THE TARGET GROUP

Each of the Target Companies is a leading provider of wireline telephone, Internet and managed data and leased lines services in the relevant Target Service Area. The following table sets out the percentages of contribution by the Target Group's different services to the total operating revenue of the Target Group for the periods indicated:

	Year ended December 31,

	2001	2002	2003

Wireline telephone services:
Local
Installation fees	2.1%	2.3%	2.4%
Monthly fees	17.5%	20.2%	21.4%
Local usage fees	33.9%	31.9%	30.4%
Domestic long distance(1)	20.5%	17.9%	16.8%
International, Hong Kong, Macau and Taiwan long distance(1)	0.7%	0.6%	0.5%
Interconnection	4.7%	5.1%	5.8%
Upfront connection fees	6.9%	6.4%	5.7%

Sub-total	86.3%	84.4%	83.0%
Internet and managed data services:
Internet(2)	2.0%	3.5%	5.6%
Managed data(3)	2.1%	2.3%	2.0%

Sub-total	4.1%	5.8%	7.6%
Leased line services	3.8%	4.2%	3.6%
Other services(4)	5.8%	5.6%	5.8%

Total operating revenue of the Target Group	100.0%	100.0%	100.0%

(1)	Includes revenue from VoIP long distance services.

(2)	Includes revenue from dial-up and broadband Internet access services.

(3)	Includes revenue from DDN, frame relay and ATM services.

(4)	Includes revenue from value-added telecommunications services, sale, repair and maintenance of customer-end equipment, and lease of telecommunications network facilities.

WIRELINE TELEPHONE SERVICES

The wireline telephone services of the Target Group consist of local telephone, domestic long distance, international, Hong Kong, Macau and Taiwan long distance, value added voice and information services and interconnection.

Wireline telephone services (excluding value added services, the revenue of which is accounted under other services) are the Target Group's main services, generating 83.0% of the total operating revenue of the Target Group in 2003. Revenue generated by these services in the Target Service Areas increased from RMB26,477 million in 2002 to RMB27,488 million in 2003. While demand for voice telephone services grew steadily, the demand for value-added voice and information services has also experienced growth in recent years. The Company believes that the Target Group's wireline telephone services will continue to provide steady revenue stream and drive the overall revenue growth of the Target Group.

Local Telephone Services

The local telephone services in the Target Service Areas have grown significantly in terms of number of access lines in service in recent years, representing the largest revenue source for the wireline telephone services of the Target Group and contributing 54.4% of the total operating revenue of the Target Group in 2002 and 54.2% in 2003, as compared to 53.5% in 2001.

Access lines. The following table sets out selected information regarding the local telephone services of the Target Group as of the dates indicated:

	As of December 31,

	2001	2002	2003

	(in thousands, except percentages)
Number of access lines in service(1):
Residential	23,200	26,540	28,689
Enterprise	3,654	3,846	4,083
Public telephones	1,968	2,336	2,906
Wireless local access	1,550	3,547	7,220

Total(2)	30,373	36,268	42,897

Wireline telephone penetration rate(3)	10.1%	12.1%	14.5%
Market share measured by number of access lines in service	98.3%	97.1%	95.5%

(1)	Includes ISDN lines as measured by the number of bearer channels.

(2)	The total number of access lines in services is different from the sum of all kinds of access lines because of rounding discrepancies.

(3)	Calculated by dividing the number of access lines in service in the relevant areas by the population of the relevant areas.

Sources: Data in respect of the number of the Target Group's access lines in service are provided by the Target Group. Data in respect of the wireline telephone penetration rate are based on the information of the total number of wireline access lines in the Target Service Areas provided by the relevant Provincial Communications Administrations in the Target Service Areas.

The number of the Target Group's access lines in service increased rapidly from 30.4 million as of the end of 2001 to 36.3 million as of the end of 2002 and 42.9 million as of the end of 2003. The Target Group had a 95.5% market share in the Target Service Areas in terms of the number of access lines in service as of the end of 2003. The wireline penetration rate in the Target Service Areas increased from 12.1% as of the end of 2002 to 14.5% as of the end of 2003.

The Target Group also provides wireless local access services with limited mobility based on the personal handyphone system, or PHS, technology, as an extension and supplement to the local wireline telephone services of the Target Group. The demand for the wireless local access services of the Target Group has increased rapidly in recent years. The Target Group's wireless local access customers increased from 3.5 million as of the end of 2002 to 7.2 million as of the end of 2003. The rapid development of the wireless local access business of the Target Group has become a key driver of revenue growth and has reduced the diversion to mobile telephone services by satisfying the needs of some subscriber groups. The continuous decline in the cost of wireless local access equipment also increased the return on investment for the wireless local access services of the Target Group. The Company believes that the consumers in the Target Service Areas have strong price sensitivity and the Target Service Areas contain many small- and medium-sized towns and cities, which provides significant market potential for the Target Group's wireless local access services.

The Target Group operates an extensive network of public telephones in the Target Service Areas, and the number of public telephones reached approximately 2.9 million as of the end of 2003. The Target Group provides public telephone services mainly to the large and fast growing non-resident population in the Target Service Areas. The Company believes that the demand for the Target Group's public telephone services in the Target Service Areas will continue to increase.

Service usage. The following table sets out certain usage information regarding the Target Group's local telephone services for the periods indicated:

	Year ended December 31,

	2001	2002	2003

Total usage (pulses in billions)(1)(2)	103.3	112.9	108.3
Total usage (minutes in billions)(3)	98.6	103.2	96.7

(1)	Pulses are the billing units for calculating local telephone usage fees. The definition of a pulse for intra-district calls changed in connection with the tariff adjustments mandated by the Chinese government and implemented by the Target Group in 2001. See “—Tariffs” for the respective definitions of a pulse before and after the tariff adjustments in 2001.

(2)	Includes 23.5 billion pulses in 2001, 26.5 billion pulses in 2002 and 17.9 billion pulses in 2003, in respect of Internet dial-up usage generated by our Internet users and users of other Internet access providers.

(3)	Minutes reported were calculated from pulses through a statistical sampling of calling patterns.

The total usage of the Target Group's local telephone services, including the local telephone usage associated with VoIP long distance calls, increased from 103.3 billion pulses in 2001 to 112.9 billion pulses in 2002 and decreased to 108.3 billion pulses in 2003. Driving forces of local telephone usage of the Target Group include rapid economic development of the Target Service Areas and relatively low penetration level of the Target Services Areas. The Target Group faces strong competition, particularly in the form of wireless substitution, in the provision of local telephone services. As many dial-up Internet subscribers have migrated to broadband services, dial-up Internet usage as a percentage of the total local usage in terms of pulses, increased from 22.8% in 2001 to 23.4% in 2002 and decreased to 16.6% in 2003. Tariffs for the communications fees of dial-up Internet access were much lower than the usage fees for voice services.

Tariffs. For the local telephone services, the Target Group charges an upfront installation fee, a fixed monthly fee and local call usage fees based on call duration. The tariffs are regulated by the Chinese government. The local call usage fees are either intra-district or inter-district, depending upon whether a call is within a single service district or between service districts. The Target Group implemented the tariff adjustments mandated by the Chinese government in the end of 2000. The mandated tariff adjustments changed the tariff levels for many telecommunications services, including local and long distance telephone, data and leased line services.

The following table sets out the changes in the Target Group's tariffs before and after the tariff adjustments in 2001 for local telephone services:

	Before Tariff Adjustments	After Tariff Adjustments

(RMB)

Monthly fee(l):
Residential customers	7.6–21.6	10.0–25.0
Enterprise customers	12.0–33.0	25.0–35.0
Usage fee:
Intra-district	0.18–0.20 per pulse (three minute intervals)	0.18–0.22 for the first two pulses (first three minutes or less) and 0.09–0.11 for each additional pulse (one minute intervals)
Inter-district	0.30–0.50 per pulse (one minute intervals)	0.30–0.50 per pulse (one minute intervals)
Communications fee:
Internet dial-up	0.09–0.11 per pulse (three minute intervals)	0.02 per pulse (one minute intervals)

(1)	Monthly fees for customers vary depending on whether a subscriber is located in the provincial capital, a city, a county or rural areas.

Prior to July 2001, the Target Group charged an upfront connection fee for basic access services. The connection fees were eliminated entirely in July 2001. The decrease in and ultimate elimination of the connection fees have stimulated customer growth, especially for residential customers. In addition, all previous surcharges on telephone services, which were mostly levied by provincial and local governments, were eliminated in July 2001.

Domestic Long Distance Services

The Target Group offers long distance services through its public switched telephone network as well as VoIP long distance services. The Target Group is the largest provider of domestic long distance services in the Target Service Areas, with a 43.5% market share, as measured by total minutes carried through our networks divided by total minutes carried through networks, of all wireline and mobile operators in the Target Service Areas in 2003. Total revenue from the Target Group's domestic long distance services represented 17.9% of its total operating revenue in 2002 and 16.8% in 2003, compared to 20.5% in 2001. Usage of the Target Group's VoIP domestic long distance services as a percentage of the Target Group's total domestic long distance usage increased from 46.2% in 2002 to 49.4% in 2003.

Service usage. The following table sets out the total minutes of domestic long distance calls carried through the Target Group's long distance network and the market share of the Target Group's domestic long distance services for the periods indicated:

	Year ended December 31,

	2001	2002	2003

Total usage (minutes in millions)(1)	11,890	12,699	13,503
Market share	61.8%	52.1%	43.5%
Percentage of usage via VoIP	28.4%	46.2%	49.4%

(1)	Includes calls originated by subscribers of other operators that are carried through the Target Group's long distance networks.

Sources: Data in respect of the number of domestic long distance call minutes of the Target Group are provided by the Target Group. Data in respect of the total number of domestic long distance call minutes in the Target Service Areas are derived from information provided by the relevant Provincial Communications Administrations in the Target Service Areas.

The Target Group has maintained a steady growth in the total minutes of usage of domestic long distance services through enhanced marketing and further development of its distribution channels. However, in recent years, the mobile operators in the Target Service Areas expanded their own long distance networks and increased routing of long distance calls placed by their mobile subscribers through their own long distance networks. As a result, the Target Group's market share in the domestic long distance services decreased from 52.1% in 2002 to 43.5% in 2003. The decrease was also attributable to the increased competition from other wireline long distance service providers.

Tariffs. The tariff adjustments in 2001 abolished the distance-based tariff structure, reduced the unit of billing from one minute to six seconds and eliminated long distance call surcharges.

The following table sets out the tariffs for the Target Group's domestic long distance telephone services before and after the tariff adjustments in 2001, which are based on state tariff rates:

	Before Tariff Adjustments	After Tariff Adjustments

(RMB)

Public switched telephone network services		All at the unified rate of 0.07 per six seconds(1)
Intra-provincial less than 300 km	0.50–0.60 per minute(2)
Intra-provincial more than 300 km	0.60 per minute(2)
Inter-provincial less than 800 km	0.80 per minute(2)
Inter-provincial more than 800 km	1.00 per minute(2)

VoIP services(3)	0.30 per minute	Not regulated

(1)	A discount rate of up to 40% applies to calls made during off-peak hours, which are from 12:00 a.m. to 7:00 a.m. every day.

(2)	A discount rate of 50% applies to calls made during off-peak hours, which are from 9:00 p.m. to 12:00 a.m. for weekdays and from 7:00 a.m. to 12:00 a.m. on public holidays and weekends; a discount rate of 70% applies to calls made during 12:00 a.m. to 7:00 a.m. everyday.

(3)	Does not include separate usage fees for local services when a VoIP call is placed. The local usage fee of a VoIP call is the same as the local usage fee of an intra-district local voice call.

VoIP long distance services are charged at lower tariff rates than those for long distance services using public switched telephone networks. However, the Target Group also charges local usage fees on VoIP long distance calls. The tariff adjustments in 2001 deregulated the tariffs for VoIP services, which provides the Target Group the flexibility in setting tariffs for its VoIP services. The Target Group offers flexible VoIP service packages to respond to competition.

International, Hong Kong, Macau and Taiwan Long Distance Services

The Target Group is the largest provider of international, Hong Kong, Macau and Taiwan long distance services in the Target Service Areas, with a 57.1% market share in 2002 and a 49.9% market share in 2003, as measured by the total number of outgoing call minutes generated in the Target Service Areas and carried through international gateways of all wireline and mobile operators. The Target Group's international, Hong Kong, Macau and Taiwan long distance telephone services contributed 0.7% to the total operating revenue of the Target Group in 2001, 0.6% in 2002 and 0.5% in 2003. The Target Group also offers VoIP international, Hong Kong, Macau and Taiwan long distance services, similar to its VoIP domestic long distance services in the Target Service Areas.

Service usage. The following table sets out certain information related to the usage and market share of the Target Group's international, Hong Kong, Macau and Taiwan long distance services, including usage of international, Hong Kong, Macau and Taiwan long distance services by mobile subscribers, for the periods indicated:

	Year ended December 31,

	2001	2002	2003

Outgoing call minutes (in millions)(1)	52.2	53.2	51.5
Market share by outgoing call minutes	58.2%	57.1%	49.9%
Percentage of usage via VoIP	33.1%	43.8%	55.3%
(1)	Includes calls originated by subscribers of other operators that are carried through the international gateways of China Telecommunications Corporation.

Sources: Data in respect of the number of outgoing call minutes of the Target Group are provided by the Target Group. Data in respect of the total number of outgoing call minutes in the Target Service Areas are derived from the information provided by the relevant Provincial Communications Administrations in the Target Service Areas.

The market share in terms of outgoing call minutes of the Target Group's international, Hong Kong, Macau and Taiwan long distance services declined from 57.1% in 2002 to 49.9% in 2003, mainly because mobile operators established their own international gateways and diverted international, Hong Kong, Macau and Taiwan calls previously placed by their mobile subscribers through the international gateways of China Telecommunications Corporation (see Section 6(a) “On-going Connected Transactions Between the Company and China Telecommunications Corporation – (b) Supplemental Agreement Relating to Centralized Services, Interconnection, Optic Fibers Leasing and Non-Competition Agreement – Centralized Services”).

Tariffs. The tariff adjustments in 2001 reduced the basic unit of billing from one minute to six seconds and simplified the rate schedule by abolishing the distance-based tariff structure.

The following table sets out the international, Hong Kong, Macau and Taiwan long distance tariffs of the Target Group before and after the tariff adjustments in 2001, which are based on state tariff rates:

	Before Tariff Adjustments	After Tariff Adjustments

(RMB)

Public switched telephone network services:
To Hong Kong, Macau and Taiwan	5.00 per minute(1)	0.20 per 6 seconds
To all international destinations .	5.30–15.00 per minute(2)	0.80 per 6 seconds(3)
VoIP services(4):
To Hong Kong, Macau and Taiwan	2.50 per minute	Not regulated
To all international destinations	4.80 per minute	Not regulated

(1)	A discount rate of 40% applies to calls made during off-peak hours.

(2)	Rates of RMB5.30–12.00 per minute apply to calls made to Asian countries and regions and a rate of RMB15.00 per minute applied to calls to all other international destinations. A discount rate of 40% applied to calls made during off-peak hours.

(3)	A discount rate of up to 40% applies to calls made during off-peak hours.

(4)	Does not include separate usage fees for local services when a VoIP call is placed. The local usage fee of a VoIP call is the same as the local usage fee of an intra-district local voice call.

Since the tariff adjustments in 2001, the Target Group charges RMB1.50 per minute for VoIP long distance calls to Hong Kong, Macau and Taiwan and RMB2.40–4.60 per minute for VoIP long distance calls to international destinations, but offers various incentive programs and discounts from time to time.

The Target Group offers international, Hong Kong, Macau and Taiwan long distance services through the international gateways of China Telecommunications Corporation. China Telecommunications Corporation negotiates bilateral settlement arrangements and rates based on the international settlement standards in the telecommunications industry, and those settlement arrangements and rates also apply to the Target Group.

Value-added Voice and Information Services

In addition to basic local and long distance voice services, the Target Group offers a variety of value-added voice and information services. Usage growth of such services contributed to the Target Group's overall revenue growth.

Value-added voice services. The Target Group's value-added voice services include caller ID, call forwarding, conference call and toll-free services. As of the end of 2003, approximately 19.0 million, or 44.4%, of the Target Group's customers used the Target Group's caller ID services, compared to approximately 11.4 million customers at the end of 2002 and approximately 6.1 million customers at the end of 2001. Based on its extensive network resources, customer base and distribution channels, the Target Group cooperates with other service providers and continues to develop new value-added voice services. In recent years, the Target Group gradually introduced new services such as call-center out-sourcing, video conferencing, direct dial VoIP services with a pre-set access number of 17901, wireline chat room called “Telephone QQ” (), wireline short messaging services () and PHS short messaging services. The Target Group also launched a service called “Walk with Me” (), an account-based calling service, in 2003. Through the Target Group's intensive marketing efforts, the Target Group's customers became familiar with these services and increased their usage. The Company believes that these value-added voice services allow the Target Group to enhance customer satisfaction and increase its revenue. As subscribers in the Target Services Areas become more accustomed to these value-added voice services, the Company believes that there is significant growth potential in these areas.

Telephone information services. The Target Group has significantly expanded the scope of its automated and operator-assisted telephone information and application services in recent years. The Target Group's general information services allow users to access information at its standard telephone usage rates plus information usage fees. The Target Group also provides other specialized telephone information and application services, such as telephone banking, telephone advertising, telephone lottery and telephone stock trading services. Total usage of the telephone information services provided by the Target Group reached 407.3 million minutes in 2003. The Target Group intends to further expand the scope and usage of these services and develop flexible revenue sharing arrangements with content and application service providers.

Telephone directory services. The Target Group publishes telephone directories, known as Yellow Pages, in the Target Service Areas. In addition, the Target Group has introduced online telephone directory and other related information services. The Target Group derives advertising revenue from its printed and on-line directories.

Tariffs. Value-added voice and information services are classified as “market-based” for purpose of tariff determination by relevant regulatory authorities. The Target Group determines tariffs for value-added voice and information services according to market conditions. Tariffs for such services vary to a large extent based on types of services and geographical locations.

Interconnection

All interconnection and settlement arrangements among public wireline telephone, mobile, and Internet networks in China are governed by the Telecommunications Regulations, the rules on interconnection arrangements and settlement promulgated by the MII in 2001, and other regulations and rules promulgated by the MII from time to time.

China Telecommunications Corporation, through its subsidiaries in the Target Service Areas, has entered into interconnection agreements with other telecommunications service providers in the Target Service Areas. These agreements provide for interconnection settlement with respect to local calls and domestic and international, Hong Kong, Macau and Taiwan long distance calls involving the Target Group's networks. In connection with the Reorganization in preparation for the Acquisition, China Telecommunications Corporation has assigned to each of the Target Companies, and each of the Target Companies has assumed, the rights and obligations of China Telecommunications Corporation under the relevant interconnection agreement in respect of the relevant Target Service Area. The economic terms and the settlement procedures under those interconnection agreements are in accordance with the standards set forth in the interconnection rules and regulations promulgated by the MII.

Based on the existing interconnection arrangement between the Company and China Telecommunications Corporation, the proposed acquisition of the Target Group would reduce the Combined Group's interconnection revenue and expense with respect to the traffic between the Target Group and the Listed Group, and would increase the Combined Group's interconnection revenue and expense with respect to the traffic between the Target Group and the Parent Group.

INTERNET AND MANAGED DATA SERVICES

The Target Group is the leading provider of Internet and managed data services in the Target Service Areas. The Internet and managed data services of the Target Group are supported by extensive local access networks of the Target Group in the Target Service Areas and the largest nationwide fiber optic backbone transmission network jointly operated by the Listed Group, the Target Group and the Parent Group. Revenue from the Target Group's Internet services was RMB1,084 million and RMB1,847 million in 2002 and 2003, respectively, representing 3.5% and 5.6% of the total operating revenue of the Target Group in 2002 and 2003, respectively. Revenue from the Target Group's managed data services was RMB716 million and RMB670 million in 2002 and 2003, respectively, representing 2.3% and 2.0% of the total operating revenue of the Target Group in 2002 and 2003, respectively.

The following table sets out selected information regarding the Internet, managed data and related services of the Target Group as of the dates or for the periods indicated:

	As of or for the year ended December 31,

	2001	2002	2003

Dial-up Internet access services:
Dial-up subscribers (in thousands)	4,237.9	6,413.2	5,872.0
Dial-up on-line usage (minutes in billions)	22.3	24.5	16.4

Broadband access services (in thousands):
DSL subscribers	16.4	291.7	1,081.8
FTTx + LAN subscribers	86.6	244.1	513.5
Others(1)	—	1.0	5.4

Managed data services:
Number of ports (in thousands)
DDN services	81.0	88.1	84.2
Frame relay services	4.4	6.2	7.3
ATM services	0.1	0.7	0.7

Bandwidth leased (in thousands):
DDN services (x64Kbps)	85.8	99.9	105.1
Frame relay services (x128Kbps)	5.1	8.3	11.5
ATM services (x2Mbps)	0.6	0.7	2.1

(1)	Includes Wireless LAN services.

Dial-up Internet Access Services

The Target Group is the largest provider of dial-up Internet access services in the Target Service Areas in terms of the number of subscribers. The Target Group classifies its dial-up Internet access users into registered users, non-registered users and prepaid users.

The dial-up Internet access subscribers of the Target Group increased from 4.2 million as of the end of 2001 to 6.4 million as of the end of 2002 and decreased to 5.9 million as of the end of 2003. Total dial-up usage generated from the Target Group's subscribers declined from 24.5 billion minutes in 2002 to 16.4 billion minutes in 2003. The Target Group believes that the decrease of the dial-up usage was mainly due to the migration of dial-up subscribers to broadband services of the Target Group.

To further develop dial-up Internet access services, the Target Group has improved its content application services by introducing a new value-added Internet dial-up service known as “D-net”. Based on its extensive dial-up network resources, access number resources and billing channels, “D-net” provides dial-up Internet subscribers of the Target Group access to the value-added services provided by Internet content providers based on a dedicated platform. The launch of the “D-net” services received immediate positive reactions from the dial-up Internet subscribers of the Target Group and Internet content providers, which helped the Target Group maintain the subscriber base for its dial-up Internet services.

Dial-up Internet access services and application services fostered subscriber interest in the Internet services. The Company will continue to foster customer reliance on our Internet services through various fee plans and our “D-net” value-added services, turning dial-up Internet service into an “incubator” for our broadband services.

Tariffs. Registered dial-up Internet access users pay an Internet access fee as well as a local communications fee. In 2003, the MII liberalized the tariff regulations and lifted state guidance tariffs for Internet services. Currently, there are no pre-set tariff rates promulgated by the PRC government or other regulatory authorities on Internet services.

Broadband Internet Access

The Target Group began offering broadband Internet access services in 2000 and subscribers for these services grew from 0.5 million as of the end of 2002 to 1.6 million as of the end of 2003.

In 2003, the Target Group's broadband Internet access services grew significantly due to strong demand. The Target Group also promoted its services and recognition of brand name through a series of marketing campaign. The Target Group took various measures to accelerate the penetration of broadband services and expand broadband customer base and coverage. These measures included packaging broadband services with other services, packaging broadband services with other companies' sales of personal computers, and enhancing long-term cooperation with internet cafes and other owners of local access facilities. In addition, the Target Group has actively sought opportunities to work with application providers to promote the integration of broadband access with contents and applications. The Target Group expects its broadband Internet access services to continue to contribute significantly to its revenue growth. Equipment costs related to broadband Internet access services continued to decrease due to economies of scale and technological advancement, further improving investment return.

DSL services. The Target Group promotes DSL services as the primary broadband Internet access means for residential customers and small- and medium-sized enterprise customers. DSL services can be offered over copper wires and are suitable for high-speed Internet access. The Target Group had 291.7 thousand DSL subscribers as of the end of 2002 and 1,081.8 thousand DSL subscribers as of the end of 2003.

Fiber-Ethernet access services. The Target Group offers broadband access services through fiber optic cables that directly link Ethernet technology-based LANs in office buildings or high-end residential complexes to the Internet. Fiber-Ethernet access uses optic fiber technology and Ethernet protocol to connect residential users and business users to a telecommunications network and greatly expands capacity of the access network. As of the end of 2002 and 2003, the Target Group had 244.1 thousand subscribers and 513.5 thousand subscribers, respectively, using Fiber-Ethernet access services.

Wireless LAN services. The Target Group provides fast and convenient wireless LAN services through its wireless local area networks in public places, such as airports, hotels, conference centers and office buildings.

Broadband application services. The Target Group continues to leverage its broadband access networks and distribution channels to develop various broadband application services, such as distance education, distance medical services, video conferencing, on-line games, entertainment and video-on-demand services.

Based on its large subscriber base, network resources, application platforms and reliable supporting systems, as well as its customer management and billing system, the Target Group cooperated with other service providers and launched ChinaVnet to promote its broadband Internet access services. ChinaVnet offers billing platforms and channels for Internet content and application providers and provides subscribers with convenient access to the comprehensive content and application services provided by those service providers. The Company believes that the introduction of ChinaVnet will stimulate growth in the subscriber base and revenue from the broadband Internet services of the Combined Group.

Target Group has also introduced a service known as “Broadband New Vision” (), which is a multimedia service that allows the transmission of video, voice and data over the Target Group's Broadband access networks. In addition, the Target Group offers its key customers tailored total solutions based on its broadband and data networks. For example, the Target Group cooperated with the custom in the Target Service Areas and launched a service called “e-Customs” (). The “e-Customs” service provides the Internet users of the Target Group with customs clearance services and certain other import and export related services over the Internet.

Tariffs. Internet services are classified as “market-based” for purpose of tariff determination by relevant regulatory authorities. The Target Group determines tariffs for dial-up and broadband services according to market conditions. Tariffs for such services vary to a large extent based on types of services and geographical locations.

Managed Data Services

The Target Group's managed data services include services based on digital data networks, or DDN, technology, frame relay and asynchronous transfer mode, or ATM, technology. The Target Group is a market leader in the managed data services in the Target Service Areas. As a result of the accelerated utilization of information technology in various industries in China, the managed data services of the Target Group continue to grow steadily.

DDN services. The Target Group's DDN services provide high-quality and reliable transmission at speeds ranging from 64Kbps to 2Mbps and continue to meet the increasing demand for low- to medium-speed transmission capacity from enterprise customers. DDN systems are composed of optic fibers, digital transmission paths and digital cross multiplexing nodes. DDN systems are capable of providing high-quality private circuits and other services at various data rates to satisfy users' multimedia communications needs.

Frame relay/ATM services. The Target Group offers advanced high-speed data communications services based on frame relay and ATM technologies. These services enable flexible and cost-effective use of bandwidth resources. Frame relay is a type of connection-oriented packet switching technology that employs statistical multiplexing over a shared network. Frame relay offers both access to a network and transmission of data across a network and is used by customers with significant amounts of data traffic. ATM is a high bandwidth and multiplexing technology. ATM is developed for high data rates with a high quality of service, and can offer integrated voice, data and video services at various data rates.

Tariffs. The Target Group determines most of the tariffs for its data services within a price range set by the Chinese government. The Target Group generally charges an upfront fee for installation and testing for its data services and a fixed monthly fee. The Target Group offers various incentive programs and discounts for the customers who wish to upgrade to higher brandwidth services. These incentive programs and discounts have stimulated demand for data services in recent years.

The following table sets out the monthly fees in 2003 for DDN services at the bandwidth of 64Kbps and 2Mbps:

Monthly Fee

(RMB)

64Kbps
Intra-district	1,500
Inter-district	2,000
Intra-provincial	3,500
Inter-provincial	3,500
2Mbps
Intra-district	6,000
Inter-district	8,000
Intra-provincial	12,000
Inter-provincial	12,000

The following tables set out the monthly fees in 2003 for frame relay and ATM services, which include monthly fees for port access and permanent virtual circuits, or PVCs:

	Bandwidth

	2Mbps	10Mbps	100Mbps	155Mbps

	(RMB)

Monthly Fees for port access	1,000	5,000	9,000	10,000

PVC monthly fees (RMB)(1):

	PVC Monthly Fees

Bandwidth	Intra-District	Inter-District	Domestic Long Distance

	(RMB)

256Kbps	800	1,150	2,200
2Mbps	1,500	2,200	4,000
10Mbps	5,000	11,500	15,500
155Mbps	14,500	39,000	130,000

(1)	One-way tariff for PVC circuits of ATM services.

System Integration and Other Value-added Services

The Target Group offers system integration and solution services to its customers. The system integration services of the Target Group encompass initial consulting, network planning, network implementation, application development and maintenance services. The Target Group currently focuses on system integration and information management such as network management and data mining and analysis services.

The Target Group's Internet data centers primarily offer co-location and web hosting services. The Target Group operates many large Internet data centers that together provide 5,157 square meters of rack space. As part of those services, the Target Group also leases to its customers various resources at these Internet data centers, such as servers and database storage capacity. In addition, the Target Group is developing a range of Internet-based services to meet increasing corporate outsourcing requirements for website development and maintenance as well as Internet-based applications.

LEASED LINE SERVICES

The Target Group also provides leased line services in the Target Service Areas. In addition to leased lines, the Target Group also leases other network elements to business and government customers and other telecommunications service providers. It mainly leases digital circuits, digital trunk lines and optic fibers. The revenue from the Target Group's leased line services is mainly derived from the lease of digital circuits. Revenue from the Target Group's leased line services was RMB1,306 million in 2002, representing 4.2% of the total operating revenue of the Target Group for that year, and reached RMB1,188 million in 2003, representing 3.6% of the total operating revenue of the Target Group for that year.

The Target Group offers these services as part of its total telecommunications solutions and markets these services to large enterprise customers and other operators through its large enterprise customer service teams. The decline in total digital circuits leased in 2003 was primarily due to the reduction of circuits leased by mobile operators in the Target Service Areas, as these operators develop their own network facilities in the Target Service Areas. Increasing demand from business and government subscribers has partially offset the impact of such reduction.

The following table sets out the total amount of bandwidth of leased line services of the Target Group as of the dates indicated:

	As of December 31,

	2001	2002	2003

Leased Digital Circuits
Total bandwidth (in 2Mbps equivalents)	38,326	41,752	34,576

Tariffs.The Target Group charges monthly fees for leased lines based on tariff rates set by the Chinese government, which vary based on bandwidth and whether the leased line is local or long distance. Leased line tariffs have generally decreased in recent years. The tariff adjustments in 2001 substantially reduced tariffs for leased line services.

The following table sets out the tariffs for 2Mbps and 155Mbps digital circuits in 2003:

Monthly Fee

(RMB)
2Mbps
Intra-district	2,000
Inter-district	4,000
Intra-provincial(1)	6,000
Inter-provincial(1)	6,000
155 Mbps
Intra-district	44,000
Inter-district	88,000
Intra-provincial(1)	132,000
Inter-provincial(1)	132,000

(1)	Does not include the tariffs for local digital circuits and access lines.

MARKETING, DISTRIBUTION AND CUSTOMER SERVICES

Marketing

The Target Group markets all of its telecommunications services under the “China Telecom” brand name, which is one of the best-known brand names in China. The Target Group offers a full range of differentiated services to its customers to address their telecommunications needs. The Target Group offers individually tailored services to its large enterprise customers, specialized services to its small- and medium-sized enterprise customers and standardized services to its residential customers. In addition, the Target Group plans to increase its advertising activities to enhance customer awareness of its available services and promote brand loyalty. The Target Group has improved its professional training of its marketing and sales team in order to enhance the overall competence of its marketing and sales team. As a result, the Target Group has increased its responsiveness to the market and its service quality. The Target Group has also improved its incentive mechanism by strengthening its merit-based evaluation scheme, such as sales accountability.

Sales, Distribution and Customer Services

Dedicated customer manager system for large enterprise customers. The Target Group has implemented a large enterprise customer manager system. Under this system, dedicated customer managers of the Target Group directly market the Target Group's services to large enterprise customers. These customer managers form dedicated management teams based on the industry background or geographical locations of the customers. The Target Group conducts periodic performance reviews and evaluations of the performance of the customer managers based on several factors, including revenue growth, market share, customer satisfaction and customer retention. To strengthen its marketing efforts, the Target Group has increased the total number of its customer managers from 1,738 as of the end of 2002 to 2,795 as of the end of 2003.

Community manager system. The Target Group offers integrated sales and maintenance services to small- and medium-sized enterprise customers through its community manager system and divides its community coverage responsibilities by geographical area. The Target Group's community managers are responsible for customer development and customer care. The Target Group links their compensation mainly to the voice traffic in their coverage areas. In addition, community managers of the Target Group are also responsible for gathering market and demand information.

Contract system in rural areas. Under this system, the Target Group selects certain local residents to be responsible for service promotion, customer development, equipment maintenance and fee collection. This system enables the Target Group to lower operational costs effectively while at the same time satisfying the needs of its rural customers.

Customer service hotlines. The Target Group provides customer services through its customer service hotlines with the uniform access number of “10000”. These customer service hotlines offer unified electronic-based services to the residential and enterprise customers in the Target Service Areas. These customer service hotlines handle service inquiries and service applications, collect bill payments and handle customer complaints.

Billing services. The Target Group bills its residential customers on a monthly basis and provides a range of payment choices for the convenience of its customers, including direct-debit service, which automatically deducts the monthly payment from the subscriber's designated bank or postal account. The Target Group also provides specially tailored billing and collection services to its large enterprise customers to help them more effectively plan and monitor their telecommunications needs.

Marketing and sales agencies and other wholesale channels. The Target Group markets its services through its own retail outlets as well as agents and distributors. The Target Group's cooperation with third party agencies and distributors helps it reach a broader customer base and reduce its operating expenses. As of December 31, 2003, the Target Group had a total of 49,969 authorized third-party agencies and distributors in addition to 4,780 retail outlets that the Target Group owned and operated directly.

ORGANIZATIONAL RESTRUCTURING AND BUSINESS PROCESS RE-ENGINEERING

In order to maintain market leadership and improve the Target Group's competitiveness, certain local networks within the Target Group have implemented internal restructuring and re-engineering measures on an experimental basis to form a “market-oriented, customer-centered and return-driven” business model.

Certain local networks within the Target Group have launched an organizational restructuring that involved all levels of operations. A “front-end-back-end” structure has been established at each level of these local networks to enhance market responsiveness. The front-end is composed of “customer interface units” with related marketing functions, while at the back-end, all network resources have been consolidated to provide the front-end with quality control, billing and operation support services. In these local networks, an internal service level agreement (SLA) has been entered into between the front-end and the back-end to ensure more concerted and high quality end-to-end service delivery.

In addition, certain local networks within the Target Group have taken various steps to centralize and streamline the management of their businesses. For example, these local networks have improved their capital budgeting process and centralized equipment procurement in order to reduce the cost of network expansion and maximize return on investment.

NETWORK SYSTEM

The Target Group was able to realize significant economies of scale as a result of the extensive coverage and scale of its network. It employs a variety of advanced technologies and suitable architecture and can be efficiently migrated to the next generation of network technology. The Target Group's network system is managed and operated by its experienced network management and maintenance teams and offers flexible functionality and reliable operation. It supports a comprehensive range of end-to-end wireline telecommunications services and enables customized products to be delivered for a variety of telecommunications needs.

Network Architecture

The Target Group's network system consists of transport networks, service networks, an application layer and support networks.

Transport networks: Transport networks provide the transport functions of voice and data signals for all of the Target Group's services.

Service networks: Service networks include wireline telephone network, data networks, Internet network and other service networks such as intelligent networks, and support the Target Group's basic and value-added telecommunications services.

Application layer: The application layer provides the platform for a variety of applications and services such as e-commerce, video-on-demand, and on-line games.

Support networks: Support networks include signaling networks, digital synchronous networks and network management systems and support the reliable and effective operation of the Target Group's networks at all levels.

Network Capacity and Technology

Local access networks. The Target Group owns extensive local access networks in the Target Service Areas. As of December 31, 2003, the Target Group's local access networks covered all cities, counties and most rural villages in the Target Service Areas. As part of its strategic focus on the Internet and managed data market, the Target Group continues to expand its broadband local access networks utilizing its existing copper line resources. In addition, the Target Group continues to upgrade its existing local access lines using high-bandwidth DSL technology. At the same time, the Target Group is selectively connecting additional large office buildings and business centers with fiber optic access. As of December 31, 2003, the total capacity of DSL access ports of the Target Group reached 2.1 million lines. The Target Group has also selectively developed PHS networks for wireless local telephone service to supplement its wireline access systems. Moreover, the Target Group is developing wireless LANs in airports and other commercial centers to provide business travellers with broadband access services.

Transport network. The Target Group's transport system is based on an advanced, high-speed, large-capacity, secure and reliable fiber optic network throughout its service regions. The Target Group's fiber optic transport network is also supplemented by satellite transmissions and digital microwave links. The Target Group's fiber optic network had a total cable length of 395,783 kilometers in the Target Service Areas as of the end of 2003. The Target Group's transport network is integrated with the fiber optic network of the Parent Group outside the Target Service Areas, which, together with the Company's current networks, forms the largest nationwide fiber optic transport network in China, and is connected with networks worldwide.

The Target Group's fiber optic transport network employs SDH architecture and DWDM technology extensively, both of which allow for simpler and more easily managed networks with enhanced reliability. The Target Group uses DWDM technology on most of its long distance transmission routes to expand transmission capacity. The main routes of the Target Group's backbone fiber optic networks in its service regions have been upgraded to 10Gbps-based DWDM systems and provide transmission bandwidth of up to 32 x 10Gbps or 160 x 10Gbps. In addition, the Target Group has deployed self-healing, DXC, 1+1 protection and other protection technologies and provides customers with network services of various levels of reliability based on their requirements.

Wireline telephone networks. The Target Group's wireline telephone network has been substantially built in the last decade utilizing digital technology. It consists of long distance switching facilities and 105 local switching networks. As of the end of 2003, the total capacity of local switches reached 53 million lines, and the capacity of long distance toll switches reached 1.3 million ports. In developing its wireline telephone networks, the Target Group has adopted technologies that enable high capacity and fewer exchanges to reduce its construction and operating costs. The Target Group has installed advanced intelligent networks over its telephone networks. Intelligent networks combine advanced computer technologies with traditional switching techniques to provide flexible value-added services such as prepaid services, virtual private network services and toll free call services.

Internet and managed data networks. The Target Group has developed a large-capacity, high-quality, reliable and extensive Internet and managed data network system in the Target Service Areas. The Target Group's Internet and managed data networks allow it to provide services both at the network layer, such as Internet access, managed data and virtual private network services, and at the application layer, such as Internet data center, e-commerce and video-on-demand services. These networks cover all cities and counties in the Target Service Areas. The Target Group's ATM network allows multi-service access and flexible bandwidth management and provides high-quality, integrated end-to-end services.

The Target Group's Internet network is part of ChinaNET, the largest public Internet network in China, operated by the Parent Group. ChinaNET deploys mainstream Gigabyte routers as the main network technology. Most of its backbone routes allow high-speed transmission with the use of several 2.5Gbps circuits.

Support networks. The operation of the Target Group's wireline telephone, Internet and managed data networks depends on various support networks, including a signaling network based on a signaling technology known as Signaling System 7 protocol, a digital synchronous network and network management systems for various networks and services such as Internet data center, e-commerce and video-on-demand services.

Equipment procurement. The Target Group purchases most of its network equipment from leading international and domestic suppliers. The Target Group also purchases from local suppliers a variety of network equipment, such as transport equipment and local switches. The Target Group makes most of its purchases through competitive tenders primarily based on product and service quality, system compatibility and price.

Information Technology Systems

As a consistent corporate focus, the Target Group sought to improve operational and management efficiency through establishing strong information technology systems. The information technology systems (CTG-MBOSS) of the Target Group include the Business Support System (BSS), Operation Support System (OSS) and Management Support System (MSS). Adoption of the Enterprise Application Integration (EAI) technology has allowed for smooth interconnection among all major systems of the Target Group, enabling full information sharing within the Target Group. The Company believes that the development of the information technology systems of the Target Group will further enhance the Target Group's market responsiveness and quality of customer service, and will significantly improve its operating efficiency, the management of its business and its competitiveness.

CAPITAL EXPENDITURE

The table below sets out the Target Group's historical and planned capital expenditures for the years indicated.

	Year ended December 31,

	2001	2002	2003	2004 (Planned)	2005 (Planned)

	(RMB in millions)

Total capital expenditures	19,806	14,851	18,768	14,800	14,300

The Target Group has further optimized the allocation of its capital expenditures in 2003. It continued to allocate a majority of its capital expenditures to the development of access infrastructure in order to meet the demand of the subscriber growth and to strengthen its position as an owner of the “last-mile” access in the Target Service Areas. Broadband data networks are another major area of capital expenditures of the Target Group in 2003. In addition, the Target Group increased expenditures on the Business Support System (BSS), Operation Support System (OSS) and Management Support System (MSS) as part of its effort to improve customer service quality, operating efficiency and information disclosure.

The Company expects to fund the capital expenditure needs of the Target Group through a combination of cash generated from operating activities, short-term and long-term bank loans and other debt and equity financing. The Company believes the Target Group will have sufficient resources to meet capital expenditure requirements for the foreseeable future.

5.	RELATIONSHIP WITH CHINA TELECOMMUNICATIONS CORPORATION

As of the Latest Practicable Date, China Telecommunications Corporation directly owned 77.78% of the Company's issued share capital. China Telecommunications Corporation is a leading provider of wireline telecommunications services including wireline telephone, Internet and managed data and leased line services outside the Listed Service Areas, but including the Target Service Areas within China prior to the completion of the Acquisition. In connection with the initial public offering of the Company in November 2002, China Telecommunications Corporation has, by a letter of undertakings that is legally binding indefinitely, undertaken that it will support the Company's existing operations and future development, including that the Company will be treated equally with any other operators of wireline telephone, Internet and managed data, leased line or other related telecommunications services that are controlled by China Telecommunications Corporation and the Company will have the option to provide additional telecommunications services in the service regions that fall within China Telecommunications Corporation's scope of business.

6.	PROSPECTIVE CONNECTED TRANSACTIONS

Certain transactions entered into between the Combined Group and the Parent Group will constitute Prospective Connected Transactions. Specific agreements to be entered into in respect of each of the Prospective Connected Transactions are described in this section.

The Prospective Connected Transactions set out in this section which relate to the operations of the Target Group are identical in nature and in substance to the corresponding Existing Connected Transactions. The pricing standards and principal terms of the Prospective Connected Transactions are also identical to those of the Existing Connected Transactions.

The Listed Group and the Target Group have included certain historical amounts as set out in the shareholders' circular to be issued by the Company in respect of the Prospective Connected Transactions that occurred for the year ended December 31, 2003. These historical amounts are based on the Listed Group's and the Target Group's respective audited financial statements. The Target Group's audited financial statements for periods prior to December 31, 2003 were prepared to include the operating results related to certain assets that were retained by the Parent Group in connection with the Reorganization and reflect transactions under old pricing mechanisms that were in place before the Reorganization. Accordingly, the historical amounts in respect of the Target Group for the year ended December 31, 2003 should not be read as an indication of future transaction amounts. New arrangements in relation to the Prospective Connected Transactions, including new pricing mechanisms, as set out in the relevant connected transaction framework agreements took effect from January 1, 2004.

(a)	Ongoing Connected Transactions Between the Company and China Telecommunications Corporation

The Company entered into various agreements with China Telecommunications Corporation relating to the mutual provision of ongoing telecommunications and other services.

Since the commercial terms and conditions of certain Prospective Connected Transactions are identical to the commercial terms and conditions of the corresponding Existing Connected Transactions, we will not be setting out in this announcement the commercial background, reasons and terms for such transactions which were set out in the Company's Prospectus.

The mutual provision of ongoing telecommunications and other services between the Company and China Telecommunications Corporation constitute continuing connected transactions within the meaning of the Hong Kong Listing Rules. Such agreements include the following:

(A)	Supplemental Trademark Licence Agreement

On September 10, 2002, the Company and China Telecommunications Corporation entered into a trademark licence agreement to grant to the Company the right to use certain trademarks owned by the Parent on a royalty-free basis, further amended by a supplemental agreement dated October 26, 2003.

On April 13, 2004, the Company and China Telecommunications Corporation entered into a supplemental trademark licence agreement (the “Supplemental Trademark Licence Agreement”) to extend the scope of the licensees to include the Target Companies and to amend the list of trademarks as set out in the trademark licence agreement. Following the terms of the original agreement, the Parent grants to the Combined Group the right to use such trademarks on a royalty-free basis. The Supplemental Trademark Licence Agreement further extends the term of the licence from December 31, 2005 to December 31, 2006, after which the license will be automatically renewed for further periods of three years unless the Company provides three months' written notification to China Telecommunications Corporation of its intention not to renew the agreement at the expiration of its current term.

(B)	Supplemental Agreement Relating to Centralized Services, Interconnection, Optic Fibers Leasing and Non-competition Agreement

The Company and China Telecommunications Corporation entered into a supplemental agreement in relation to centralized services, interconnection, optic fibers leasing and non-competition agreements on April 13, 2004 (the “Supplemental Connected Transactions Agreement”) to amend the original term of each of the centralized services agreement, interconnection agreement, optic fibers leasing agreement and non-competition agreement, all entered into by the same parties on September 10, 2002, further amended by a supplemental agreement dated October 26, 2003. The optic fibers leasing agreement and the non-competition agreement are continuing connected transactions on normal commercial terms, of which their respective aggregate annual value is de minimis under Rule 14A.33(3) of the Hong Kong Listing Rules and therefore each of the optic fibers leasing agreement and the non-competition agreement is exempt from the reporting, announcement and independent shareholders' approval requirements under Chapter 14A of the Hong Kong Listing Rules.

Centralized Services

The Supplemental Connected Transactions Agreement amends the term of the centralized services agreement to one year ending on December 31, 2004. Such agreement will be renewed for further periods of one year unless the Company provide three months' written notification to the Parent of its intention not to renew the agreement. Apart from the amendments described above, the other commercial terms and conditions set out in the original centralized services agreement remain unchanged.

The aggregate costs incurred by the Company and China Telecommunications Corporation for the provision of management services relating to the operation of the business support centre and the network management centre, the costs of headquarters and certain network support premises and related facilities (including labor costs, depreciation of equipment and premises, daily expenses, costs relating to maintenance and research) and certain large enterprise customers of the headquarters of China Telecommunications Corporation, will be apportioned pro rata between the Company and China Telecommunications Corporation according to the revenues generated by each party. In relation to the use of the international telecommunications facilities, the Company and China Telecommunications Corporation have agreed to apportion the costs associated with operating such assets pro rata according to the aggregate volume of the inbound international calls terminated by, and outbound international calls originating from, the Company and the Parent Group, respectively.

For illustrative purpose only, for the year ended December 31, 2003, the Target Group's allocated costs of corporate services similar to centralized services in nature was RMB207 million.

For the year ended December 31, 2003, the Shanghai Telecom, Guangdong Telecom, Zhejiang Telecom and Jiangsu Telecom's costs in respect of the centralized services set out above was RMB369 million.

Interconnection

The Supplemental Connected Transactions Agreement amends the term of the original interconnection agreement from December 31, 2005 to December 31, 2006. The interconnection agreement will be renewed for further periods of three years unless the Company provides three months' written notification to the Parent of its intention not to renew the agreement. The original interconnection agreement does not provide for early termination or non-renewal by the Parent. Furthermore, under Article 17 of the Telecommunications Regulations, a telecommunications operator cannot refuse to enter into interconnection arrangements with another operator if requested. Apart from the amendment described above, the other commercial terms and conditions of the original interconnection agreement remain unchanged.

Pursuant to the interconnection agreement, the telephone operator terminating a telephone call made to its local access network shall be entitled to receive from the operator from which the telephone call originated a fee prescribed by the MII from time to time, which is currently RMB0.06 per minute. The formula for settlement is based on the net volume of telephone calls originating from the Combined Group to the Parent Group or originating from the Parent Group to the Combined Group multiplied by the MII prescribed settlement fee.

Prior to the completion of the Acquisition, no such interconnection settlement arrangement was in effect between the Parent Group and the Target Group, or between the Listed Group and the Target Group. After the completion of the Acquisition, such interconnection arrangement will be in effect between the Parent Group and the Combined Group.

For the year ended December 31, 2003, the net settlement payment made by the Listed Group to the Parent pursuant to the original interconnection agreement was RMB432 million.

(C)	Comprehensive Services Framework Agreement

On April 13, 2004, the Company and China Telecommunications Corporation entered into a comprehensive services framework agreement to govern the terms and conditions of the transactions between them on two levels, namely (i) between the Combined Group and certain Associates held by the Parent as long-term investments and (ii) between the Combined Group and Provincial Subsisting Companies (as defined below) of other provinces (the “Comprehensive Services Framework Agreement”). These transactions include the procurement of telecommunications equipment such as optic fibers, network designs, software upgrade, system integration, manufacture of calling cards and so on (the “Comprehensive Services”). Such agreement will expire on December 31, 2004 but will be renewed for further periods of one year unless terminated by either party with at least three months' written notification to the other party.

The Comprehensive Services Framework Agreement stipulates that the above Comprehensive Services be provided at:

(1)	the government-prescribed prices;

(2)	where there are no government-prescribed prices but where there are government-guided prices, the government-guided prices apply;

(3)	where there are neither government-prescribed prices nor government-guided prices, the market prices apply. The market price is defined as the price at which the same type of services are provided by independent third parties in the ordinary course of business; or

(4)	where none of the above is applicable, the prices are to be agreed between the relevant parties for the provision of the above services, which shall be the reasonable costs incurred in providing the same plus a reasonable profit margin (for this purpose, “reasonable costs” means such costs as confirmed by both parties after negotiations).

The Combined Group believes that the services provided by the Associates of the Parent and/or Provincial Subsisting Companies (as defined below) of other provinces under the Comprehensive Services Framework Agreement will be on normal commercial terms which are no less favorable than those provided by independent third parties.

In the past, the provision of the comprehensive services by the Associates of the Parent and/or the Provincial Subsisting Companies (as defined below) of other provinces to the Listed Group fell within the de minimis provision of the Hong Kong Listing Rules and therefore was not subject to disclosure.

(b)	Ongoing Connected Transactions Between Subsidiaries of the Company and Subsidiaries of China Telecommunications Corporation

After the Reorganization, certain ancillary, and mostly non-telecommunications related businesses and assets of the Parent Group within the Target Service Areas, continue to be operated or held by certain subsidiaries of the Parent (the “Provincial Subsisting Companies”). Any transactions between the Target Companies and the corresponding Provincial Subsisting Companies would constitute continuing connected transactions under the Hong Kong Listing Rules upon completion of the Acquisition.

Since the commercial terms and conditions of certain Prospective Connected Transactions are identical to the commercial terms and conditions of the corresponding Existing Connected Transactions, we will not be setting out in this announcement the commercial background, reasons and terms for such transactions which were set out in the Company's Prospectus.

(A)	Engineering Agreements

The Combined Group and the corresponding Provincial Subsisting Companies have entered into engineering framework agreements (the “Engineering Framework Agreements”) to govern the arrangements with respect to certain engineering related services. Each Engineering Framework Agreement will expire on December 31, 2006, but will be renewed for further periods of three years unless any member of the Combined Group provides three months' written notification to the relevant Provincial Subsisting Company of its intention not to renew the agreement.

The charges payable for engineering related services rendered under the Engineering Framework Agreements shall be determined by reference to market rates as reflected by prices obtained through a tender process. The Combined Group does not accord any priority to any of the corresponding Provincial Subsisting Companies to provide such services, and the tender may be awarded to an independent third party. However, if the terms of an offer from a corresponding Provincial Subsisting Company are at least as favorable as those offered by another tenderer, the relevant member of the Combined Group may award the tender to the relevant Provincial Subsisting Company.

For the year ended December 31, 2003, the Target Group's expenditure for engineering services made available by the corresponding Provincial Subsisting Companies to the Target Group was RMB2,453 million.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of engineering related services similar to those proposed in the Engineering Framework Agreements which form part of the Existing Connected Transactions. For the year ended December 31, 2003, the Listed Group's expenditure for corresponding engineering services pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB5,280 million.

(B)	Property Leasing Agreements

Mutual leasing of properties

Pursuant to various property leasing framework agreements between the Combined Group and the corresponding Provincial Subsisting Companies (the “Property Leasing Framework Agreements”), the Target Group has leased from the corresponding Provincial Subsisting Companies a total of 1,344 properties covering an aggregate gross floor area of approximately 890,637 square metres for use as its business premises, offices, equipment storage facilities and sites for network equipment. These properties are located within the Target Service Areas. Pursuant to the Property Leasing Framework Agreements and as part of the Reorganization, the Target Companies have also leased certain properties covering an aggregate gross floor area of approximately 36,777 square metres to the corresponding Provincial Subsisting Companies.

Each Property Leasing Framework Agreement will expire on December 31, 2004, but will be renewed for further periods of one year unless any member of the Combined Group provides three months' written notification to the relevant Provincial Subsisting Company of its intention not to renew the agreement.

The rental charge in respect of each property is based on market rates, with reference to amounts stipulated by local price bureaus, taking into consideration the specific needs of the telecommunications industry when leasing properties. Rental charges are payable monthly in arrears and subject to review every year.

Pursuant to the Reorganization, the properties occupied by the Target Group with defective titles were retained by the corresponding Provincial Subsisting Companies, and such properties are now leased by the Target Group from the corresponding Provincial Subsisting Companies. Therefore, the scope of properties leased by the Target Group has been broadened, and no comparable historical figures are available.

Chesterton, an independent appraiser appointed by the Company for the purpose of the Acquisition, has reviewed the Property Leasing Framework Agreements and has confirmed that the rental charges payable under the Property Leasing Framework Agreements are fair and reasonable and are in the interest of the Target Group, and do not exceed the then-current market rates in respect of both properties leased to and from the Target Group.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of mutual leasing of properties, which form part of the Existing Connected Transactions. The terms of these arrangements are identical with the terms of the proposed Property Leasing Framework Agreements. For the year ended December 31, 2003, the Listed Group's expenditure on property lease pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB290 million. For the same period, the Provincial Subsisting Companies' expenditure on property lease pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB16 million.

Sub-Leasing of Third Party Properties

The corresponding Provincial Subsisting Companies have sub-let to the Combined Group certain properties owned by and leased from independent third parties for use as offices, retail outlets, spare parts storage facilities and sites for network equipment (the “Third Party Properties”). In order to formalize the terms and conditions of such arrangement, the Combined Group and the corresponding Provincial Subsisting Companies have entered into sub-leasing agreements (the “Third Party Properties Sub-leasing Agreements”) which will expire on December 31, 2004, but will be renewed for further periods of one year unless a relevant member of the Combined Group provides three months' written notification to the relevant Provincial Subsisting Company of its intention not to renew its agreement.

The amounts payable by the Combined Group to the corresponding Provincial Subsisting Companies under the Third Party Properties Sub-leasing Agreements are the same as the amounts payable by the corresponding Provincial Subsisting Companies to the relevant third parties. The rental charges for the Third Party Properties are based on market rates negotiated between the corresponding Provincial Subsisting Companies and the relevant third parties on an arm's length basis.

Prior to the Reorganization, no such sub-leasing arrangement was in effect between the corresponding Provincial Subsisting Companies and the Target Group.

Chesterton, an independent appraiser appointed by the Company for the purpose of the Acquisition, has confirmed that the rental charges payable for each of the Third Party Properties under the Third Party Properties Sub-leasing Agreements are fair and reasonable and are in the interest of the Target Group, and do not exceed the then-current market rates.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of sub-leasing of third party properties, which form part of the Existing Connected Transactions. The terms of these arrangements are identical with the terms of the proposed Third Party Properties Sub-leasing Agreements. For the year ended December 31, 2003, the Listed Group's expenditure on properties sub-leasing pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB247 million.

(C)	IT Services Agreements

The Combined Group has entered into framework agreements with the corresponding Provincial Subsisting Company in each of the Listed Service Areas and Target Service Areas pursuant to which the corresponding Provincial Subsisting Company has agreed to provide to the relevant member of the Combined Group with certain information technology services such as office automation and software adjustment (the “IT Services Framework Agreements”). The agreements will expire on December 31, 2004, but will be renewed for further periods of one year unless any member of the Combined Group provides three months' written notification to the relevant Provincial Subsisting Company of its intention not to renew its agreement.

The corresponding Provincial Subsisting Companies have the right to participate in the bidding for the right to provide the Combined Group with IT services. The charges payable for such IT services under the IT Services Framework Agreements shall be determined by reference to market rates as reflected by prices obtained through the tender process. The Combined Group does not accord any priority to the corresponding Provincial Subsisting Companies to provide such services, and the tender may be awarded to an independent third party. However, if the terms of an offer from a corresponding Provincial Subsisting Company are at least as favorable as those offered by another tenderer, the relevant member of the Combined Group may award the tender to the relevant Provincial Subsisting Company.

For the year ended December 31, 2003, the Target Group's expenditure on the IT services provided by the corresponding Provincial Subsisting Companies to the Target Group was RMB136 million.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of IT services similar to those proposed in the IT Services Framework Agreements which form part of the Existing Connected Transactions. For the year ended December 31, 2003, the Listed Group's expenditure on the IT services provided pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB130 million.

(D)	Equipment Procurement Services Agreements

Pursuant to the equipment procurement framework agreements entered into between the Combined Group and the corresponding Provincial Subsisting Company in each of the Listed Service Areas and Target Service Areas (the “Equipment Procurement Framework Agreements”), each of the corresponding Provincial Subsisting Companies has agreed to provide comprehensive procurement services, including the management of tenders, verification of technical specifications and installation services.

Pursuant to the Equipment Procurement Framework Agreements between the Combined Group and the corresponding Provincial Subsisting Companies, the Combined Group may request that the corresponding Provincial Subsisting Companies act as their agents in procuring foreign and domestic telecommunications equipment and other domestic non-telecommunications materials. Each Equipment Procurement Framework Agreement will expire on December 31, 2004, but will be renewed for further periods of one year unless any member of the Combined Group provides three months' written notification to the relevant Provincial Subsisting Company of its intention not to renew the agreement. The Combined Group may give priority to the corresponding Provincial Subsisting Companies if the terms and conditions of the services provided by them are at least as favorable as those offered by independent third parties.

Commission charges for these services are calculated at the maximum rate of:

(1)	1% of the contract value, in the case of imported telecommunications equipment; or

(2)	up to a maximum of 3% of the contract value, in the case of domestic telecommunications equipment and other domestic non-telecommunications materials.

The Combined Group believes that the above charges are the same as market rates or those rates which it would be required to pay had it appointed an independent third party to provide the same procurement services.

Prior to the Reorganization, certain of the Target Group's equipment was first purchased from suppliers by the Parent Group and then resold to the Target Group. Under those circumstances, the Parent Group acted primarily as a principal rather than as an agent earning commissions and therefore no historical figures of a comparable nature are available.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of equipment procurement services similar to those proposed in the Equipment Procurement Framework Agreements which form part of the Existing Connected Transactions. For the year ended December 31, 2003, the Listed Group's expenditure for corresponding equipment procurement pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB213 million.

(E)	Community Services Agreements

The Parent Group, through the corresponding Provincial Subsisting Companies, provides certain cultural, educational, property management, vehicles services, health and medical services, hotel and conference services, community and sanitary services to the Combined Group. The arrangements are set out in the community services framework agreements between the Combined Group and the corresponding Provincial Subsisting Companies in each of the Listed Service Areas and Target Service Areas (the “Community Services Framework Agreements”) which will expire on December 31, 2006, but will be renewed for further periods of three years unless terminated by either party with at least three months' written notification to the other party. However, if the Combined Group cannot, without incurring significant cost and expense, obtain these services from a third party after such termination, the corresponding Provincial Subsisting Companies cannot terminate the provision of such services.

The Community Services Framework Agreements stipulate that the above community services be provided at:

(1)	the government-prescribed prices;

(2)	where there are no government-prescribed prices but where there are government-guided prices, the government-guided prices apply;

(3)	where there are neither government-prescribed prices nor government-guided prices, the market prices apply. The market price is defined as the price at which the same type of services are provided by independent third parties in the ordinary course of business; or

(4)	where none of the above is applicable, the prices are to be agreed between the relevant parties for the provision of the above services, which shall be the reasonable costs incurred in providing the same plus a reasonable profit margin (for this purpose, “reasonable costs” means such costs as confirmed by both parties after negotiations).

The Combined Group believes that the services provided by the corresponding Provincial Subsisting Companies under the Community Services Framework Agreements will be on normal commercial terms which are no less favorable than those provided by independent third parties.

For the year ended December 31, 2003, the Target Group's expenditure on community services provided by the corresponding Provincial Subsisting Companies to the Target Group was RMB713 million.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of community services similar to those proposed in the Community Services Framework Agreements which form part of the Existing Connected Transactions. For the year ended December 31, 2003, the Listed Group's expenditure on corresponding community services pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB1,850 million.

(F)	Ancillary Telecommunications Services Agreements

Following the Reorganization, the corresponding Provincial Subsisting Companies have agreed to provide certain repair and maintenance services to the Combined Group, such as the repair of certain telecommunications equipment, the maintenance of fire prevention equipment and telephone booths and other customers' services (the “Ancillary Telecommunications Services”) on a non-exclusive basis.

Under the framework agreements between the Combined Group and the corresponding Provincial Subsisting Company in each of the service areas for the provision of Ancillary Telecommunications Services (the “Ancillary Telecommunications Services Framework Agreements”), the corresponding Provincial Subsisting Companies have agreed to provide Ancillary Telecommunications Services to the Combined Group. Such agreements will expire on December 31, 2006, but will be renewed for further periods of three years unless either party notifies the other at least three months prior to the expiration of the term in writing of its intention to terminate the relevant agreement. However, if the Combined Group cannot, without incurring significant cost and expense, obtains these services from a third party, the corresponding Provincial Subsisting Companies cannot terminate the provision of such services.

The Ancillary Telecommunications Services under the Ancillary Telecommunications Services Framework Agreements are provided in accordance with the same pricing policy as that of the Community Services Framework Agreements.

For the year ended December 31, 2003, the Target Group's expenditure on Ancillary Telecommunications Services provided by the corresponding Provincial Subsisting Companies to the Target Group was RMB325 million.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of ancillary telecommunications services similar to those proposed in the Ancillary Telecommunications Services Framework Agreements which form part of the Existing Connected Transactions. For the year ended December 31, 2003, the Listed Group's expenditure on corresponding Ancillary Telecommunications Services pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB986 million.

7.	COMPLIANCE WITH THE HONG KONG LISTING RULES

Following completion of the Acquisition, the Combined Group will continue to enter into transactions described in section 6 above. Such transactions would constitute connected transactions for the Company under the Hong Kong Listing Rules for so long as members of the Parent Group remain as connected persons within the meaning of the Hong Kong Listing Rules.

The Independent Board Committee is of the opinion that the terms of the Prospective Connected Transactions described in section 6 of this announcement have been entered into, and will be carried out, in the ordinary and usual course of business of the Combined Group and on normal commercial terms which are fair and reasonable so far as the interests of the Independent Shareholders of the Company are concerned.

(a)	Continuing connected transactions exempt from the Independent Shareholders' approval requirements

Pursuant to the Hong Kong Listing Rules, each of the percentage ratios (other than the profits ratio) of the Supplemental Connected Transactions Agreement (excluding the Interconnection) (6(a)(B)), the Comprehensive Services Framework Agreement (6(a)(C)), Property Leasing and Sub-leasing Agreements (6(b)(B)), IT Services Agreements (6(b)(C)), Equipment Procurement Services Agreements (6(b)(D)) described in section 6 above is on an annual basis less than 2.5% and therefore falls under Rule 14A.34 and is only subject to the reporting and announcement requirements set out in Rules 14A.45 to 14A.47 and is exempt from the Independent Shareholders' approval requirements. The Company undertakes to comply with the rules in relation to annual review of continuing connected transactions set out in Rule 14A.37 to Rule 14A.41 of the Hong Kong Listing Rules. The Company specifically undertakes upon any variation or renewal of the above relevant agreements, the Company will comply in full with all applicable requirements set out in Chapter 14A of the Hong Kong Listing Rules.

Set out below are the aggregate annual values for the year ending December 31, 2004 and basis of determining such aggregate annual values of the following categories of connected transactions for the Combined Group:

Transactions	Annual values

Centralized services agreement (6(a)(B))	RMB1,200 million
Comprehensive services agreements (6(a)(C))	RMB1,600 million
Mutual property leasing agreements (6(b)(B))	RMB500 million
Property sub-leasing agreements (6(b)(B))	RMB200 million
IT services agreements (6(b)(C))	RMB300 million
Equipment procurement services agreements (6(b)(D))	RMB450 million

The transactions	Historical amounts	Annual value	Basis of determination of the annual value

Centralized services	There is no comparable historical figure available. The disclosed figure of RMB576 million incurred in 2003 was only in respect of 14 provincial companies, namely, Shanghai Telecom, Guangdong Telecom, Zhejiang Telecom, Jiangsu Telecom and the Target Group.	RMB1,200 million	The costs of centralized services are apportioned pro rata between the Company and China Telecommunications Corporation according to the revenues generated by each party. Historically, the Company's revenues is almost the same as the Parent and therefore the costs of centralized services were apportioned approximately in half. Following the completion of (i) the acquisition of telecommunications businesses and assets from the Parent completed in December 2003 and (ii) the Acquisition, the Listed Group will consist of 20 provincial companies, out of a total of approximately 22 provincial companies, of which the revenues to be generated will be substantially larger than the Parent. Going forward, the Company will be responsible for almost 100% of the costs of the centralized services based on its proportional revenue. The increase is also due to the increase in the costs of human resources, research and development and advertising in response to the continued business growth and intensive market competition.

Comprehensive services	De minimis (i.e. below 0.03% of the net asset value of the Company as of December 31, 2003) for Shanghai Telecom, Guangdong Telecom, Zhejiang Telecom and Jiangsu Telecom under 14.24(5) of the Hong Kong Listing Rules in effect immediately prior to March 31, 2004.	RMB1,600 million	Historically, there were very few transactions in this nature mainly because the then Listed Group consisted of the four most technologically advanced provinces, namely, Shanghai, Guangdong, Zhejiang and Jiangsu. These transactions are expected to increase significantly due to the fact that the Listed Service Areas will be expanded from four provinces to 20 provinces in 2004 after (i) the acquisition of telecommunications businesses in six less-developed provincial companies and assets from the Parent completed in December 2003 and (ii) the completion of the Acquisition.

A joint venture company has been set up by China Telecommunications Corporation and another telecommunications operator in 2003 (a connected person of the Company within the meaning of the Hong Kong Listing Rules) and such joint venture company is expected to provide substantial system integration services and sourcing of equipment to the Combined Group in 2004.

Mutual property leasing	RMB306 million (income aggregated with expenses) for the Listed Group in 2003.	RMB500 million (income aggregated with expenses)	The increase in the aggregate annual value is due to (i) sizable geographic area covered by the Target Group's network in the Target Service Areas and (ii) further business expansion of the Listed Group.

For illustrative purpose only, the six provincial companies acquired in December 2003 have leased from their corresponding Provincial Subsisting Companies a total of 673 properties covering an aggregate gross floor area of approximately 176,468 sq.m., whilst the Target Group will lease from its corresponding Provincial Companies a total of 1,344 properties covering an aggregate gross floor area of approximately 890,637 sq.m..

Property sub-leasing	RMB247 million for the Listed Group in 2003.	RMB200 million	The Company expects the volume of such connected transaction will decrease as a result of a gradually increasing amount of leases to be entered into between the Listed Group and independent third parties directly.

IT services	RMB266 million for the Combined Group in 2003	RMB300 million	In 2003, the Company formulated an IT Strategic Plan, setting up the goal for “unified network platform”, “unified data structure”, and “unified application and integration platform”, and the goal for the organizational structure to be “professionalised IT divisions”, “IT budgets” and “IT control processes”, thereby establishing a new generation of integrated IT system known as CTG-MBOSS. The Company expects further investments in this area to upgrade the IT system.

Equipment procurement services	RMB213 million for the Listed Group in 2003.	RMB450 million	The increase in the aggregate annual value is due to (i) the Parent Group beginning to act as an agent rather than the principal and therefore earning commission for the provision of equipment procurement services to the newly acquired six provincial companies and the Target Group and (ii) the upward revision of the commission for domestic equipment procurement to a maximum of 3% to reflect the market price.

(b)	Non-exempt continuing connected transactions

Each of the interconnection agreement, engineering agreements, community services agreements and ancillary telecommunications services agreements described in sections 6(a)(B), 6(b)(A), 6(b)(E) and 6(b)(F) respectively are non-exempt continuing connected transactions under Rule 14A.35 of the Hong Kong Listing Rules. These transactions are required to be approved by the Independent Shareholders under Rule 14A.48 of the Hong Kong Listing Rules.

In determining the proposed annual values of the following categories of the connected transactions for the Combined Group, the Board has considered the relative size of the total assets and operating revenues of the Target Group against the Listed Group, the budget of the Combined Group in terms of capital expenditures, general and administrative expenses and sales and maintenance expenses. The Board (including the independent non-executive directors) is of the view that the monetary limits are set so as to (i) not hinder the ability of the Combined Group to conduct its business in the ordinary and usual course and (ii) allow the Combined Group to benefit from future growth. The aggregate annual values of the following categories of connected transactions for the Combined Group shall not exceed the limits set out below:

Transactions	Proposed annual values

(1) Engineering agreements	RMB8,327 million
(2) Community services agreements	RMB3,410 million
(3) Ancillary telecommunications services agreements	RMB2,640 million

The transactions	Annual value under the Existing Waiver	Proposed annual value after the Acquisition	Notes

Engineering agreements	RMB7,020 million for each year ending December 31, 2004 and 2005.	RMB8,327 million for each year ending December 31, 2004, 2005 and 2006.	For the year ended December 31, 2003, the Listed Group's expenditure of engineering services was RMB5,280 million. The increase from historical expenditure to the proposed aggregate annual value of RMB2,047 million is due to (i) an increase in the business volume of the Combined Group as a result of (a) the acquisition of telecommunications businesses and assets from the Parent completed in December 2003 and; (b) the acquisition of the business of the Target Group by the Company, which for the year ended December 31, 2003 would have resulted in a revenue increment of approximately 28% and total asset increment of approximately 32%; (ii) the varied geographic characteristics of the Target Service Areas require specialized expertise to carry out engineering work and there are very few third parties which can offer comparable services in terms of quality and fees; (iii) the Target Service Areas are generally less developed than the Listed Service Areas and therefore there is a greater need for engineering works in the Target Service Areas as the business there has greater scope of expansion; and (iv) further expansion of the telecommunications business of the Listed Group in 2006.

Community services agreements	RMB3,410 million for each year ending December 31, 2004 and 2005.	RMB3,410 million for each year ending December 31, 2004, 2005 and 2006.	For the year ended December 31, 2003, the Combined Group's expenditure of community services was RMB2,563 million. The increase from the historical expenditure to the proposed aggregate annual value is due to (i) an increase in the business volume of the Combined Group as a result of (a) the acquisition of telecommunications businesses and assets from the Parent completed in December, 2003 and; (b) the acquisition of the business of the Target Group by the Company, which for the year ended December 31, 2003 would have resulted in a revenue increment of approximately 28% and total asset increment of approximately 32%; and (ii) corresponding business expansion of the Listed Group. Taking into account the historical expenditure incurred for the year ended December 31, 2003, the proposed aggregate annual value will sufficiently cover the expenditure to be incurred by the Target Group.

Ancillary telecommunications services agreements	RMB2,640 million for each year ending December 31, 2004 and 2005.	RMB2,640 million for each year ending December 31, 2004, 2005 and 2006.	For the year ended December 31, 2003, the Combined Group's expenditure of ancillary telecommunications services was RMB1,311 million. The increase from the historical expenditure to the proposed aggregate annual value is due to (i) an increase in the business volume of the Combined Group as a result of (a) the acquisition of telecommunications businesses and assets from the Parent completed in December 2003; and (b) the acquisition of the business of the Target Group by the Company, which for the year ended December 31, 2003 would have resulted in a revenue increment of approximately 28% and total asset increment of approximately 32%; (ii) the expected rapid expansion of the customer base of the telecommunications business of the Listed Group over the next few years; and (iii) due to the Reorganization of the Target Group, certain arrangements in relation to the provision of ancillary telecommunications services are expected to be put in place over a period of time and therefore the transaction volumes of such connected transactions are expected to increase significantly. Taking into account the historical expenditure incurred for the year ended December 31, 2003, the proposed aggregate annual value will sufficiently cover the expenditure to be incurred by the Target Group.

The Company will comply with Rule 14A.36 of the Hong Kong Listing Rules. The Company undertakes to comply with the rules in relation to annual review of continuing connected transactions set out in Rule 14A.37 to Rule 14A.41 of the Hong Kong Listing Rules. The Company specifically undertakes upon any variation or renewal of the above relevant agreements, the Company will comply in full with all applicable requirements set out in Chapter 14A of the Hong Kong Listing Rules.

(c)      Application for waiver – Interconnection agreement

(A)	Reasons for no cap for transactions contemplated under the Interconnection Agreement

The Company submits that the value of the transactions referred to under section 6(a)(B), namely the settlement of interconnection charges arising from domestic long distance calls under the interconnection agreement, should not be subject to any annual limits for the following reasons:

(i)	the Company's revenue depends on growth in call revenue and in its customer base for its various services. Any growth in the domestic long distance service will necessarily result in increased transaction volumes under the interconnection agreement, which the Company will not be able to control as it depends entirely on customer usage. Any limits on these transactions will therefore potentially limit the Company's ability to conduct or expand its business in the ordinary course; and

(ii)	the tariffs payable under the interconnection agreement are prescribed by the MII and are subject to change from time to time.

(B)	Conditions of Waiver

An application has been made to the Stock Exchange relating to the interconnection agreement as set out in section 6(a)(B) that such agreement shall not be subject to a maximum aggregate annual value for the Combined Group for a fixed term of three years from January 1, 2004 to December 31, 2006 on the basis that the Company will comply with all other relevant requirements under Chapter 14A of the Hong Kong Listing Rules. The transactions contemplated under the interconnection agreement (including the fact that such transactions shall not be subject to a maximum aggregate annual value) are conditional on approval by Independent Shareholders at a general meeting and any vote taken at such meeting shall be taken by poll.

8.	DEFINITIONS

In this announcement, unless the context otherwise requires, the following expressions have the meanings:

“Acquisition”	the proposed acquisition by the Company of the entire equity interests in each of the Target Companies pursuant to the Acquisition Agreement, as further described in this announcement
“Acquisition Agreement”	the conditional sale and purchase agreement dated April 13, 2004 between the Company and China Telecommunications Corporation relating to the Acquisition
“ADSs”	American depositary shares
“Anhui Telecom”	Anhui Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company
“Associate”	has the meaning given to it by the Hong Kong Listing Rules
“ATM”	Asynchronous Transfer Mode
“Board”	the board of directors of the Company
“Business Day”	a day (excluding Saturdays) on which banks are generally open in Hong Kong, New York and the PRC for the transaction of normal banking business
“Chesterton”	Chesterton Petty Limited, a chartered surveyor and independent property valuer to the Company
“China” or “PRC”	the People's Republic of China (excluding, for the purposes of this announcement, Hong Kong, Macau and Taiwan)
“China Mobile”	China Mobile Communications Corporation, a company established under the laws of the PRC

“China Netcom Group”	China Network Communications Group Corporation, a company established under the laws of the PRC
“China Railcom”	China Railway Communication Co., Ltd., a company established under the laws of the PRC
“China Unicom”	China United Telecommunications Corporation, a company established under the laws of the PRC
“China Telecommunications Corporation” or “Parent”	China Telecommunications Corporation (), a state-owned enterprise established under the laws of the PRC on May 17, 2000 and the controlling shareholder of the Company
“Chongqing Telecom”	Chongqing Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company
“CICC”	China International Capital Corporation (Hong Kong) Limited, which is licensed by the Securities and Futures Commission for Types 1, 4 and 6 regulated activities under the Securities and Futures Ordinance, being a financial adviser to the Company in respect of the Acquisition and the Prospective Connected Transactions
“Combined Group”	the Listed Group and the Target Group
“Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)
“Company” or “we”	China Telecom Corporation Limited (), a joint stock limited company incorporated in the PRC with limited liability on September 10, 2002, whose H Shares are listed on the Stock Exchange and whose ADSs are listed on the New York Stock Exchange
“DDN”	Digital Data Network
“Directors”	as at the date of this announcement, the directors of the Company are Zhou Deqiang as the chairman and chief executive officer, Chang Xiaoling as the president and chief operating officer, Wu Andi as the executive vice president and chief financial officer, Zhang Jiping as the executive vice president, Huang Wenlin as the executive vice president, Li Ping as the executive vice president and company secretary, Wei Leiping as the executive vice president, Cheng Xiyuan and Feng Xiong as an executive directors, Zhang Youcai, Vincent Lo Hong Sui and Shi Wanpeng as the independent non-executive directors
“Existing Connected Transactions”	the connected transactions entered into between a member of the Listed Group (other than the Target Group) and Parent Group in respect of trademark licence agreement, centralized services agreement, interconnection agreement, optic fibre leasing agreement, engineering agreements, property leasing agreements, IT service agreements, equipment procurement service agreements, community services agreements, ancillary telecommunications services agreements and special communications services agreements
“Existing Waiver”	the waiver from the strict compliance with the relevant requirements of the Hong Kong Listing Rules granted by the Stock Exchange in its letter dated December 24, 2003 to the Company
“Extraordinary General Meeting” or “EGM”	the extraordinary general meeting of the Company to be convened on Wednesday, June 9, 2004
“Financial Advisers”	CICC, Morgan Stanley and UBS being the financial advisers to the Company in respect of the Acquisition and the Prospective Connected Transactions
“Fujian Telecom”	Fujian Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company
“Gansu Telecom”	Gansu Telecom Company Limited, a company established with limited liability under the laws of the PRC and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-owned subsidiary of the Company
“GDP”	gross domestic product
“Guangdong Telecom”	Guangdong Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company
“Guangxi Telecom”	Guangxi Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company
“Guizhou Telecom”	Guizhou Telecom Company Limited, a company established with limited liability under the laws of the PRC and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-owned subsidiary of the Company
“HK$”	Hong Kong dollars, the lawful currency of Hong Kong
“H Share(s)”	overseas listed foreign invested shares in the Company's issued share capital with a par value of RMB 1.00 per share which are listed on the Stock Exchange
“Hainan Telecom”	Hainan Telecom Company Limited, a company established with limited liability under the laws of the PRC, and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-owned subsidiary of the Company
“Hong Kong”	Hong Kong Special Administrative Region of the PRC
“Hong Kong Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange
“Hong Kong Underwriters”	the underwriters listed in the Section headed “Underwriting” under “Hong Kong Underwriters” of the Company's Prospectus

“Hubei Telecom”	Hubei Telecom Company Limited, a company established with limited liability under the laws of the PRC and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-owned subsidiary of the Company
“Hunan Telecom”	Hunan Telecom Company Limited, a company established with limited liability under the laws of the PRC and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-owned subsidiary of the Company
“IFRS”	International Financial Reporting Standards promulgated by the International Accounting Standards Board
“Independent Board Committee”	the committee of Directors, consisting of Zhang Youcai, Vincent Lo Hong Sui and Shi Wanpeng, who are independent non-executive Directors, formed to advise the Independent Shareholders in respect of the terms of the Acquisition and the terms of certain Prospective Connected Transactions
“Independent Financial Adviser”	JPMorgan
“Independent Shareholders”	Shareholders other than China Telecommunications Corporation and its Associates
“Jiangsu Telecom”	Jiangsu Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company
“Jiangxi Telecom”	Jiangxi Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company
“JPMorgan”	J.P. Morgan Securities (Asia Pacific) Limited, which is licensed by the Securities and Futures Commission for Types 1, 4, 6 and 7 regulated activities under the Securities and Futures Ordinance, being the Independent Financial Adviser to the Independent Board Committee in respect of the Acquisition and certain Prospective Connected Transactions
“Latest Practicable Date”	April 8, 2004, being the latest practicable date prior to the printing of this announcement for ascertaining certain information contained herein
“Listed Group” or “we”	the Company together with Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom and their subsidiaries from time to time. For the avoidance of doubt, references in this announcement to the Listed Group exclude the Target Group
“Listed Service Areas”	Shanghai municipality, Guangdong province, Jiangsu province, Zhejiang province, Anhui province, Fujian province, Jiangxi province, Guangxi Zhuang autonomous region, Chongqing municipality and Sichuan province
“Listing Agreement”	the listing agreement entered into between the Company and the Stock Exchange in November 2002
“MII”	the Ministry of Information Industry of the PRC ()
“MOFCOM”	the Ministry of Commerce of the PRC ()
“Morgan Stanley”	Morgan Stanley Dean Witter Asia Limited, which is licensed by the Securities and Futures Commission for Types 1, 4, 6 and 7 regulated activities under the Securities and Futures Ordinance, being a financial adviser to the Company in respect of the Acquisition and the Prospective Connected Transactions
“NDRC”	National Development and Reform Commission of the PRC (previously known as the State Development and Planning Commission) ()
“New Issue”	the authorization to the Directors by an extraordinary general meeting and two class meetings to be convened pursuant to notices of extraordinary general meeting and class meetings dated March 17, 2004, to issue a maximum number of 8,317,560,515 new H Shares within a six-month period from the date of the extraordinary general meeting and the class meetings, which comprises (i) up to 7,561,418,650 new H Shares representing approximately 10% of the current issued share capital of the Company (the “Primary Shares”), and (ii) up to 756,141,865 new H Shares (representing 10% of the Primary Shares to be issued and allotted) upon conversion of up to 756,141,865 existing domestic shares held by PRC state shareholders (the “Secondary Shares”) to comply with the Provisional Measures on the Administration of the Reduction of the State Owned Shares for Raising Social Security Funds, provided that the number of Secondary Shares actually issued and allotted shall be 10% of the Primary Shares actually offered and sold by the Company at any time and from time to time pursuant to such New Issue
“Ningxia Telecom”	Ningxia Telecom Company Limited, a company established with limited liability under the laws of the PRC and currently a wholly-owned subsidiary of the Parent which, upon successful completion of the Acquisition, will become a wholly-owned subsidiary of the Company
“Parent Group”	China Telecommunications Corporation and its subsidiaries. Unless otherwise expressly stated or the context otherwise requires, references to “Parent Group” exclude the Listed Group and the Target Group
“Primary Shares”	a maximum of 7,561,418,650 new H Shares to be issued and allotted pursuant to the New Issue
“Prospective Connected Transactions”	the connected transactions between the Combined Group and the Parent Group described in the section headed “Prospective Connected Transactions – Ongoing Connected Transactions Between the Company and China Telecommunications Corporation” (6(a)) and in the section headed “Prospective Connected Transactions – Ongoing Connected Transactions Between Subsidiaries of the Company and Subsidiaries of China Telecommunications Corporation” (6(b)) above
“Prospectus”	the prospectus dated November 6, 2002 issued by the Company in connection with its initial public offering
“Qinghai Telecom”	Qinghai Telecom Company Limited, a company established with limited liability under the laws of the PRC, and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-owned subsidiary of the Company
“Reorganization”	the successive steps whereby China Telecommunications Corporation transferred the telecommunications operations in the Target Service Areas and related assets and liabilities to the Target Companies, as further described in the Section headed “The Reorganization” of this announcement

“RMB”	Renminbi, the lawful currency of the PRC
“Secondary Shares”	a maximum of 756,141,865 new H Shares upon conversion of up to 756,141,865 existing domestic shares held by PRC state shareholders
“Shanghai Telecom”	Shanghai Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company
“Shaanxi Telecom”	Shaanxi Telecom Company Limited, a company established with limited liability under the laws of the PRC, and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-owned subsidiary of the Company
“Shareholders”	shareholders of the Company
“Sichuan Telecom”	Sichuan Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company
“Sponsors”	China International Capital Corporation Limited, Merrill Lynch Far East Limited and Morgan Stanley Dean Witter Asia Limited (in alphabetical order)
“State Council”	the State Council of the PRC ()
“Stock Exchange”	The Stock Exchange of Hong Kong Limited
“Target Companies”	Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Gansu Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom
“Target Group”	the Target Companies and their subsidiaries, from time to time
“Target Service Areas”	Hubei province, Hunan province, Hainan province, Guizhou province, Yunnan province, Shaanxi province, Gansu province, Qinghai province, Ningxia Hui autonomous region and Xinjiang Uygur autonomous region
“Telecommunications Regulations”	The PRC Telecommunications Regulations () which became effective as of September 25, 2000
“UBS”	UBS AG., deemed to be licensed by the Securities and Futures Commission for Types 1, 4, 6 and 9 regulated activities under the Securities and Futures Ordinance, being a financial adviser to the Company in respect of the Acquisition and the Prospective Connected Transactions
“U.S. dollars” or “US$”	United States dollars, the lawful currency of the United States of America
“VoIP”	Voice over Internet Protocol
“Xinjiang Telecom”	Xinjiang Telecom Company Limited, a company established with limited liability under the laws of the PRC, and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-owned subsidiary of the Company
“Yunnan Telecom”	Yunnan Telecom Company Limited, a company established with limited liability under the laws of the PRC, and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-owned subsidiary of the Company
“Zhejiang Telecom”	Zhejiang Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company

For your convenience, this announcement contains translations between U.S. dollars and RMB amounts at US$1 = RMB8.2769 and between U.S. dollars and HK$ amounts at US$1 = HK$7.7959, the prevailing rates on the Latest Practicable Date. The translations are not representations that the RMB or the HK$ amounts could actually be converted into U.S. dollars at such rates, or at all.

FURTHER INFORMATION

China Telecommunications Corporation currently owns and is entitled to exercise control of 77.78% of the voting rights in respect of the issued share capital of the Company. The Acquisition itself, or aggregated with the acquisition of telecommunications businesses and assets completed on December 31, 2003, exceeds 25% but below 100% of the relevant applicable percentage ratios under Rule 14.07 of the Hong Kong Listing Rules. Accordingly, under the Hong Kong Listing Rules, the Acquisition constitutes both a connected transaction and a major transaction for the Company.

An Independent Board Committee has been established to advise the Independent Shareholders in respect of the terms of the Acquisition and the terms of certain Prospective Connected Transactions. JPMorgan has been retained as the Independent Financial Adviser to the Independent Board Committee and Independent Shareholders.

China Telecommunications Corporation and its Associates being connected persons to the Acquisition, will abstain from voting on the ordinary resolutions to approve the terms of the Acquisition and the terms of certain Prospective Connected Transactions. Any vote of the Independent Shareholders at the EGM shall be taken by poll.

A circular containing, amongst other things, details of the terms of the Acquisition, the Prospective Connected Transaction letters from the Independent Board Committee and from JPMorgan (the independent financial adviser), further financial and other information of the Target Companies and a notice to shareholders of the Company convening an Extraordinary General Meeting to approve, amongst other things, the terms of the Acquisition, the terms of certain Prospective Connected Transactions and the amendments to the articles of association of the Company will be dispatched to the Shareholders as soon as practicable.

The register of members of the Company will be closed from May 8, 2004 to June 9, 2004 (both days inclusive).

Yours faithfully,
China Telecom Corporation Limited
Zhou Deqiang
Chairman and CEO

Hong Kong, April 13, 2004